AMENDED AND RESTATED PLAN AND AGREEMENT OF REORGANIZATION

     This Plan and Agreement of Reorganization (this "Agreement") is entered into on this 27th day of May, 1999, by and among LAIDLAW HOLDINGS, INC., a Delaware corporation ("Laidlaw"), FI-TEK V INC., a Delaware corporation subject to the reporting requirements imposed pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended ("Fitek"), WESTMINSTER SECURITIES CORPORATION, a New York corporation ("Westminster") and certain stockholders of Laidlaw signatory hereto ("Laidlaw Shareholders") and certain stockholders of Westminster ("Westminster Shareholders") signatory hereto.

                                  INTRODUCTION

     On April 15, 1999, a certain Plan and Agreement of Reorganization was entered into among Laidlaw, Fitek and the Laidlaw Shareholders pursuant to which the Laidlaw Shareholders will contribute to Fitek at least 95% of the issued and outstanding shares of Laidlaw for a stipulated number of shares of Fitek.

     On April 30, 1999, a Letter of Intent was entered into among Laidlaw, Westminster and the Westminster Shareholders providing for reorganization of Laidlaw and Westminster pursuant to which the Westminster Shareholders will contribute to Fitek all their shares of Westminster (other than nominal retained shares for regulatory capital maintenance purposes) for a stipulated number of shares of Fitek.

     The parties deem it appropriate to combine in this single document the proposed transactions provided for in the April 15, 1999 Plan and Agreement of Reorganization and the reorganization contemplated by the Letter of Intent.

                             PLAN OF REORGANIZATION

     The transactions contemplated by this Agreement are intended to be a reorganization of the corporate parties under either or both of sections 351 and 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended. In furtherance thereof (i) the Laidlaw Shareholders shall contribute to Fitek at Closing not less than 95% of Laidlaw's issued and outstanding common and preferred stock (the "Laidlaw Shares"), which shall constitute not less than 80% of both the voting and economic interest in Laidlaw and (ii) the Westminster Shareholders shall contribute to Fitek all of the issued and outstanding capital stock of Westminster (other than nominal retained shares for regulatory capital maintenance purposes), which, together with the Laidlaw Shares, shall be exchanged solely for shares of Fitek voting common stock, $.00001 par value (the "Common Stock"). The result of such reorganization shall be that the participating Laidlaw Shareholders and the Westminster Shareholders shall receive at the Closing more than an 80% ownership interest in Fitek and, on a fully diluted basis, and after giving effect to shares reserved for issuance after the Closing hereunder, in the aggregate a 95% ownership interest in Fitek as part of a single plan of reorganization of Fitek, Laidlaw and Westminster. The exchange of the Westminster Shares and of the Laidlaw Shares for Fitek shares shall occur substantially simultaneously.

                                    AGREEMENT

A.   With Respect to the Laidlaw Shares:

     1. Status of Laidlaw Shares; Transfer of Laidlaw Shares; Lack of Encumbrances.

          (a) The Laidlaw Shareholders represent that, as of the date of this Agreement, the Laidlaw Shareholders own, in the aggregate, not less than 95% of all of Laidlaw's issued and outstanding common and preferred stock, and their share holdings, both common and preferred stock, are listed on Exhibit A-1 attached to this Agreement. It is contemplated that the Laidlaw Shareholders may transfer a portion of their respective holdings of Laidlaw Shares to other persons or entities prior to the Closing (as defined in Section 3), who, as a condition of such transfer, shall execute a counterpart of this Agreement as a Laidlaw Shareholder.

          (b) Laidlaw represents that, as of the date of this Agreement, all persons and entities that currently hold convertible debt, options and warrants to acquire Laidlaw Shares are listed on Exhibit A-2 attached to this Agreement.

          (c) The Laidlaw Shareholders shall transfer, assign, convey and deliver to Fitek at the Closing certificates representing, as of the Closing Date (as defined in Section 3), the Laidlaw Shares.

          (d) The transfer of the Laidlaw Shares shall be made free and clear of all liens, mortgages, pledges, encumbrances, or charges, whether disclosed or undisclosed, except as the Laidlaw Shareholders, Westminster and Fitek shall have otherwise agreed in writing.

     2. Issuance of Common Stock to Laidlaw Shareholders and Others.

          (a) As consideration for the transfer, assignment, conveyance and delivery of the Laidlaw Shares, Fitek shall, at the Closing, issue to the Laidlaw Shareholders pro-rata to their existing ownership percentages of the Common Stock of Laidlaw, certificates representing shares of Common Stock (the "Fitek Exchange Stock" or "Exchange Stock"), and shall reserve for issuance (i) upon exercise of warrants or options scheduled on Exhibit A-2; (ii) upon conversion of convertible debt scheduled on Exhibit A-2;
     (iii) upon delivery to Fitek of any Laidlaw Shares or other shares of Laidlaw common or preferred stock not tendered at Closing; (iv) upon issuance, pursuant to Section 18, of Exchange Stock to the Westminster Shareholders at the Closing as to the Westminster Shareholders; or (v) upon issuance of up to 3,000,000 shares of Exchange Stock by Fitek in an acquisition of an alternative to Westminster, should the Westminster Shareholders fail for any reason to tender their Westminster Shares for exchange pursuant to Section 17 or otherwise terminate their participation in this Agreement, an additional number of shares of Exchange Stock as shall equal, when added to the Exchange Stock issued to the Laidlaw Shareholders at Closing, 19,000,000 shares, or such other number as shall represent at least 80% of the fully-diluted outstanding Common Stock of Fitek immediately following the Closing, including for this purpose the Common Stock reserved for future issuance, but not including any Common Stock issuable upon exercise of Fitek's outstanding Class A and Class B Warrants.

          (b) The issuance of the Fitek Exchange Stock shall be made free and clear of all liens, mortgages, pledges, encumbrances, or charges, whether disclosed or undisclosed, except as the Laidlaw Shareholders and Fitek shall have otherwise agreed in writing.

          (c) As provided herein, and immediately prior to the Closing, Fitek shall have issued and outstanding not more than 1,000,000 shares of Common Stock, after giving effect to the Reverse Stock Split as contemplated in
     Section 11(p) hereof, and such number of Class A Warrants and Class B Warrants issued and outstanding which would result from the Reverse Stock Split as contemplated in Section 11(p) hereof, and shall not have any shares of preferred stock issued and outstanding.

          (d) None of the Exchange Stock issued or transferred to the Laidlaw Shareholders and none of the Laidlaw Shares transferred to Fitek hereunder shall, at the time of Closing, be registered under federal securities laws but, rather, shall be issued pursuant to an exemption therefrom and be considered "restricted stock" within the meaning of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act"). Each certificate representing any of such shares shall bear a legend worded substantially as follows:

          The securities represented by this certificate have not been registered under the Securities Act of 1933 (the "Act") and are "restricted securities" within the meaning of Rule 144 under the Act. The securities may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Act, or pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of the Company.

     The respective transfer agents of Fitek and Laidlaw shall annotate their records to reflect the restrictions on transfer embodied in the legend set forth above. There shall be no requirement that Fitek register the Exchange Stock under the Act, nor shall Laidlaw or the Laidlaw Shareholders be required to register any Laidlaw Shares under the Act.

     3. Closing. The consummation of the exchange described in Sections 1 and 2 (the "Closing") shall take place on a date (the "Closing Date") chosen by mutual agreement of Laidlaw and Fitek within forty-five (45) days from the date of this Agreement, unless a later time shall be mutually agreed upon by the parties.

     4. Deliveries at Closing.

          (a) Laidlaw and the Laidlaw Shareholders shall deliver to Fitek, at
     Closing:

               (1) certificates representing the Laidlaw Shares (both common and preferred) as described in Section 1, each endorsed in blank by the registered owner;

               (2) an agreement from each Laidlaw Shareholder, substantially in the form of Exhibit B, agreeing to a restriction on the transfer of the Exchange Stock as described in Section 11(c) hereto;

               (3) a copy of a consent of Laidlaw's board of directors authorizing Laidlaw to take the necessary steps toward consummation of the transactions described by this Agreement; and

               (4) a copy of a Certificate of Good Standing for Laidlaw issued not more than thirty days prior to Closing by the Delaware Secretary of State.

          (b) Fitek shall deliver to the Laidlaw Shareholders, at Closing, certificates representing the Exchange Stock, in the names of the appropriate Laidlaw Shareholders, each in the appropriate denomination, as described in Section 2.

          (c) Fitek shall deliver to the new Fitek Board, appointed pursuant to
     Section 11(k) below, at Closing, all of Fitek's corporate records.

          (d) Fitek shall deliver to Laidlaw at Closing:

               (1) a copy of a consent of Fitek's board of directors authorizing Fitek to take the necessary steps toward consummation of the transactions described by this Agreement and electing the new directors designated by Laidlaw effective as of the Closing; and

               (2) a copy of a Certificate of Good Standing for Fitek issued not more than thirty days prior to Closing by the Secretary of State of Delaware.

     5. Covenants, Representations and Warranties of Laidlaw and the Shareholders. Subject to the schedule of exceptions, attached hereto as Exhibit C and incorporated herein by this reference, which schedule shall be acceptable to Fitek, Laidlaw, as an accommodation to the Laidlaw Shareholders, and the Laidlaw Shareholders represent and warrant to Fitek and to the Westminster Shareholders as follows:

          (a) Organization and Standing of Laidlaw. Laidlaw is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Laidlaw's books and records are complete and correct and have been maintained with good business practice and accurately reflect in all material respects the transactions to which they relate. Copies of Laidlaw's Certificate of Incorporation, and all amendments thereof to date, certified by the proper Delaware officials and of Laidlaw's bylaws as amended to date, together with all minutes of shareholder and directors' meetings, certified by Laidlaw's Secretary, will be delivered to Fitek prior to Closing and will be complete and correct as of the date of delivery of said documents. The same shall be subject to the review and approval of counsel for Fitek and Westminster.

          (b) Subsidiaries and Ownership of Securities. Laidlaw has, as of the date of this Agreement, the subsidiaries and percentage ownership interest in the same scheduled on Exhibit H attached hereto. As of the Closing, Laidlaw shall also have 100% ownership of Laidlaw Pacific Financial Services (Holdings) Ltd., a Hong Kong corporation, and 63% ownership of Global Electronic Exchange, Inc., a Delaware corporation. Each of such subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all authority necessary to conduct its business as presently conducted, and, as to Laidlaw Pacific Financial Services (Holdings) Ltd., substantially as set forth in that certain Exchange Agreement dated as of May 20, 1999 among Laidlaw, PUSA Investment Company and Laidlaw Pacific, including the schedules annexed thereto. All other subsidiaries of Laidlaw listed on
     Schedule 3.4 of such Exchange Agreement are inactive. No person has, or at Closing shall have, any rights to acquire any equity interest in any of the subsidiaries.

          (c) Capitalization. The aggregate number of shares of stock which Laidlaw is authorized to issue is 21,300,000 shares, consisting of three classes of capital stock:

               (i) 15,000,000 shares of common stock, $.05 par value, of which 9,129,045 shares are currently issued and outstanding. All of such outstanding shares are validly issued, fully paid and nonassessable;

               (ii) 6,100,000 shares of non-voting common stock, par value $.05 per share, of which there are no shares currently issued and outstanding; and

               (iii) 200,000 shares of one or more series of preferred stock, par value $.01 per share, of which 2,500 shares designated as Series C Preferred Stock are currently issued and outstanding. All of such outstanding shares are validly issued, fully paid and nonassessable.

     Laidlaw has outstanding those warrants and options to purchase common stock as are scheduled on Exhibit A-2.

     According to Laidlaw's books and records, each of the persons or entities that is to be a Shareholder at Closing is domiciled in one of the following jurisdictions: New York, New Jersey, Connecticut or non-United States. All securities issued by Laidlaw as of the date of this Agreement have been issued in compliance with all applicable state and federal laws.

          (d) Financial Statements. Laidlaw has delivered to Fitek and the Westminster Shareholders, a copy of Laidlaw's audited financial statement for the fiscal year ended December 31, 1998 and will deliver to Fitek and the Westminster Shareholders an unaudited financial statement for the three month period ended March 31, 1999. All such statements will be true and complete and will have been prepared in accordance with generally accepted accounting principles.

          (e) Absence of Undisclosed Liabilities. Except to the extent reflected in this Agreement or in Laidlaw's audited balance sheet at December 31, 1998, Laidlaw has no actual knowledge of any liabilities of any nature, whether accrued, absolute, contingent, or otherwise, including, without limitation, annual franchise taxes or other corporate charges in the normal course of business, in existence as of such date.

          (f) Absence of Certain Changes. Except as disclosed in Exhibit C, since December 31, 1998, there has not been, and as of the Closing, there will not be (i) any change in Laidlaw's financial condition, assets, liabilities, or business other than changes in the ordinary course of business, none of which, taken individually or considered together with other changes, has been materially adverse or (ii) any damage, destruction, or loss, whether or not covered by insurance, materially and adversely affecting Laidlaw's properties or business.

          (g) Title to Properties. Laidlaw has good and marketable title to all of its properties and assets, real and personal, tangible and intangible, none of which is subject to any security interest, mortgage, pledge, lien, encumbrance, or charge, except for liens, if any, shown on Laidlaw's financial statements as of December 31, 1998, or on Exhibit D prepared in compliance with subsection (j) below as securing specified liabilities set forth therein (with respect to which no default exists) and, except for minor imperfections of title and encumbrances, if any, which are not substantial in amount, do not materially detract from the value of the properties subject thereto, or materially impair Laidlaw's operations and have arisen in the ordinary course of business.

          (h) Accounts Receivable. Laidlaw represents that, except to the extent disclosed in Exhibit C or reserved against on its balance sheet at December 31, 1998, it is not aware of any accounts and contracts receivable existing that in its judgment would be uncollectible.

          (i) Litigation. Except as disclosed in Exhibit C, there is no litigation or proceeding pending, or to Laidlaw's knowledge threatened, against or relating to Laidlaw, its properties, or business, nor does Laidlaw know or have reasonable grounds to know, of any basis for any such action, or of any governmental investigation relative to Laidlaw, its properties, or business. Laidlaw is not, and on the Closing Date will not be, in default under or with respect to any judgment, order, writ, injunction or decree of any court or of any federal, state, municipal or other governmental authority, department, commission, board, agency or other instrumentality; and Laidlaw has, and on the Closing Date will have, complied in all material respects with all laws, rules, regulations and orders applicable to it and to its business, if any.

          (j) Exhibits Relating to Certain Matters. Exhibit D contains a complete and accurate recitation of the following documents: a description of all liens, mortgages, charges, and encumbrances that are outstanding with respect to any of the properties and assets of Laidlaw; a list of all leases wherein Laidlaw is either lessor or lessee; a list of all other material written or oral contracts, commitments, agreements, and other contractual obligations to which Laidlaw is a party; a list of all insurance policies carried by Laidlaw, a description of all bonus, pension, profit sharing, retirement, stock purchase, stock option, hospitalization, insurance, and other executive or employee compensation or benefit plans to which Laidlaw is a party; a list of all notes payable of Laidlaw; and a list of all notes and contracts receivable of Laidlaw.

          (k) Contracts. Laidlaw is not a party to any contract, except contracts described in Exhibits C or D. To the best of its knowledge, Laidlaw has in all material respects performed all obligations required to be performed by it to date and is not in default in any material respect under any agreements, leases, or other documents to which it is a party, except as disclosed in Exhibit D.

          (l) Taxes. Laidlaw has filed in correct form, or has received proper extensions to file, all federal and state income tax returns due with respect to all periods through the end of its last fiscal year, and all real and personal property tax schedules, franchise, sales or use tax returns, and all federal and state employment and withholding tax returns that are required to be filed, and has paid all taxes as shown on the said returns and all assessments received by it to the extent that such taxes and assessments have become due.

          (m) Authority to Execute Agreement. The Board of Directors of Laidlaw, pursuant to the power and authority legally vested in it, has duly authorized the execution and delivery by Laidlaw of this Agreement, and has duly authorized each of the transactions hereby contemplated to be performed. A copy of the Consent of Board of Directors of Laidlaw authorizing such action is attached hereto as Exhibit E and incorporated herein by this reference. Laidlaw has the power and authority to execute and deliver this Agreement, to consummate the transactions hereby contemplated by it and to take all other actions required to be taken by it pursuant to the provisions hereof. Laidlaw has taken all actions required by law, its Certificate of Incorporation, as amended, its bylaws, as amended, or otherwise to authorize the execution and delivery of this Agreement. This Agreement is valid and binding upon the Laidlaw Shareholders in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or breach of the Certificate of Incorporation, as amended, or the bylaws, as amended, of Laidlaw, or any agreement, stipulation, order, writ, injunction, decree, law, rule or regulation applicable to Laidlaw.

          (n) Finder's Fees. John O'Shea and affiliates have acted as a finder in this transaction. Any compensation, whether in cash, stock, or combination of both, will be paid by the combined Fitek/Laidlaw (or Fitek/Laidlaw/Westminster) entity immediately following Closing.

          (o) Disclosure. No representation or warranty by Laidlaw in this Agreement, nor any statement or certificate hereto, or in connection with the transactions contemplated hereby, knowingly contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

          (p) Compliance. To the best of its knowledge, Laidlaw has complied in all material respects with all applicable laws, orders and regulations of federal, state, municipal and/or other governments and/or any instrumentality thereof domestic or foreign, currently applicable to its assets and to the business conducted by it.

          (q) Change of Fitek Name. Laidlaw and the Laidlaw Shareholders agree to use their best efforts to amend Fitek's Certificate of Incorporation immediately following the Closing to change Fitek's name to Laidlaw Global Corp., or to a name that is substantially similar.

          (r) Fitek Representative. The Laidlaw Shareholders agree that the current Fitek board shall have the right to designate a non-board advisor who shall be entitled to notice of and to attend all board meetings for a period of one year from the Closing. Laidlaw and the Shareholders agree that the Fitek representative shall have the right to be reimbursed for all travel expenses to attend meetings.

     6. Access and Information. Subject to the protections provided by Section 15, Laidlaw shall give to Fitek and to Westminster and to Fitek's and Westminster's counsel, accountants, and other representatives full access, during normal business hours throughout the period prior to the Closing, to all of Laidlaw's properties, books, contracts, commitments, and records, including information concerning products and customer base, and patents held by, or assigned to, Laidlaw, and furnish Fitek and Westminster during such period with all such information concerning Laidlaw's affairs as Fitek or Westminster reasonably may request.

     7. Covenants, Representation and Warranties of Fitek. Fitek represents and warrants to Laidlaw, the Laidlaw Shareholders, Westminster and the Westminster Shareholders as follows:

          (a) Organization and Standing of Fitek. Fitek is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Fitek's books and records are complete and correct and have been maintained with good business practice and accurately reflect in all material respects the transactions to which they relate. Copies of Fitek's Certificate of Incorporation, and all amendments thereof to date, certified by the proper Delaware officials, and of Fitek's bylaws as amended to date, together with all minutes of shareholders' and directors' meetings, certified by Fitek's Secretary, will be delivered to Laidlaw prior to Closing and shall be complete and correct as of the date of delivery of said documents. The same shall be subject to the review and approval of counsel for Laidlaw.

          (b) Subsidiaries. Fitek has no subsidiaries.

          (c) Capitalization. As of the date of this Agreement, and prior to the Reverse Stock Split as contemplated in Section 11(q) hereof, the aggregate number of shares of common stock, par value $.00001 per share, which Fitek is authorized to issue is 300,000,000 of which 32,477,800 shares are currently issued and outstanding. In addition, there are 8,632,500 Class A Common Stock Purchase Warrants and 8,632,500 Class B Common Stock Purchase Warrants issued and outstanding, each of which warrants is exercisable for one share of common stock at a price of $.12 per share for Class A Warrants and $.20 per share for Class B Warrants. Except for the Class A Common Stock Purchase Warrants and Class B Common Stock Purchase Warrants, no options or rights to purchase common stock or preferred stock are currently outstanding, or will be outstanding as of the Closing. The aggregate number of shares of preferred stock, par value $.00001 per share, which Fitek is authorized to issue is 20,000,000, of which no shares are issued and outstanding.

          (d) Financial Statements. Fitek will deliver to Laidlaw, prior to Closing, copies of all of Fitek's audited and unaudited financial statements, including but not limited to Fitek's audited 12 month statements for the year ended August 31, 1998, and first quarter and second quarter statements as at November 30, 1998 and February 28, 1999, respectively. All of Fitek's audited and unaudited financial statements through February 28, 1999 shall be true and complete and have been prepared in accordance with generally accepted accounting principles and Regulation S-X appearing in title 17 of the Code of Federal Regulations ("Regulation S-X").

          (e) Absence of Undisclosed Liabilities. Except to the extent reflected in this Agreement or in Fitek's balance sheet at February 28, 1999, Fitek has no actual knowledge of any liabilities, as of such date, of any nature, whether accrued, absolute, contingent, or otherwise, including, without limitation, annual franchise taxes or other corporate charges in the normal course of business.

          (f) Absence of Certain Changes. Fitek is engaged in no business and conducts no operations. Since February 28, 1999, there has not been any material change in Fitek's financial condition, assets or liabilities, except the incurring of expenses in connection with the acquisition of Laidlaw and Westminster or as reflected in this Agreement.

          (g) Litigation. There is no litigation or proceeding pending, or to Fitek's knowledge threatened, against or relating to Fitek, nor does Fitek know or have reasonable grounds to know, of any basis for any such action, or of any governmental investigation relative to Fitek. Fitek is not, and on the Closing Date will not be, in default under or with respect to any judgment, order, writ, injunction or decree of any court or of any federal, state, municipal or other governmental authority, department, commission, board, agency or other instrumentality; and Fitek has, and on the Closing Date will have, complied in all material respects with all laws, rules, regulations and orders applicable to it, if any.

          (h) Contracts. Fitek is not a party to any contract, nor is Fitek a party to any written or oral commitment, for capital expenditures. Fitek has in all material respects performed all obligations required to be performed by it to date and is not in default in any material respect under any agreements or other documents to which it was a party.

          (i) SEC Filings. As of the date of this Agreement, Fitek has accurately and timely filed with the Securities and Exchange Commission ("SEC") all registration statements, financial statements, applications, reports, schedules, forms, proxy statements and all other instruments, documents and written information (collectively, the "SEC Filings") required to be filed by Fitek under the Act and the Securities Exchange Act of 1934, as amended. At the date hereof, none of the SEC Filings contains or, on the Closing Date, will contain any untrue statement of a material fact or omits or, on the Closing Date, will omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances in which they were made or shall have been made, not misleading.

          (j) Authority to Execute Agreement. The Board of Directors of Fitek, pursuant to the power and authority legally vested in it, has duly authorized the execution and delivery by Fitek of this Agreement and the Fitek Exchange Stock, and has duly authorized each of the transactions hereby contemplated. A copy of the Consent of Board of Directors of Fitek authorizing such action is attached hereto as Exhibit F and incorporated herein by this reference. Fitek has the power and authority to execute and deliver this Agreement, to consummate the transactions hereby contemplated and to take all other actions required to be taken by it pursuant to the provisions hereof. Fitek has taken all the actions required by law, its Certificate of Incorporation, as amended, its bylaws, as amended, or otherwise to authorize the execution and delivery of the Fitek Exchange Stock pursuant to the provisions hereof. Not less than a majority of the holders of the outstanding stock of Fitek entitled to vote has approved this Agreement. This Agreement is valid and binding upon Fitek in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or breach of the

     Certificate of Incorporation, as amended, or the bylaws, as amended, of Fitek, or any agreement, stipulation, order, writ, injunction, decree, law, rule or regulation applicable to Fitek. Upon issuance, the Fitek Exchange Stock shall be validly issued, fully paid and non-assessable.

          (k) Finder's Fees. John O'Shea and affiliates have acted as a finder in this transaction. Any compensation, whether in cash, stock, or a combination of both, will be paid by the combined Fitek/Laidlaw (or Fitek/Laidlaw/Westminster) entity immediately following Closing.

          (l) Disclosure. No representation or warranty by Fitek in this Agreement, nor any statement or certificate furnished or to be furnished to Laidlaw or the Shareholders pursuant hereto, or in connection with the transactions contemplated hereby, knowingly contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained therein not misleading

          (m) Taxes. Fitek has filed in correct form all federal and state income tax returns due with respect to all periods through the end of its last fiscal year, and all real and personal property tax schedules, franchise, sales or use tax returns, and all federal and state employment and withholding tax returns that are required to be filed, and has paid all taxes as shown on the said returns and all assessments received by it to the extent that such taxes and assessments have become due. The Internal Revenue Service has not examined any income tax return of Fitek.

          (n) Registration Rights. Except to the extent set forth in Fitek's Prospectus, dated July 10, 1991, which pertains to Fitek's obligations in favor of its warrant holders, Fitek has not granted any registration rights to holders of warrants or to holders of restricted Common Stock.

          (o) Exhibits Relating to Certain Matters. Exhibit I contains a complete and accurate recitation of the following documents: a description of all liens, mortgages, charges, and encumbrances that are outstanding with respect to any of the properties and assets of Fitek; a list of all leases wherein Fitek is either lessor or lessee; a list of all other written or oral contracts, commitments, agreements, and other contractual obligations to which Fitek is a party; a list of all insurance policies carried by Fitek; a description of all bonus, pension, profit sharing, retirement, stock purchase, stock option, hospitalization, insurance, and other executive or employee compensation or benefit plans to which Fitek is a party, a list of all notes payable of Fitek, and a list of all notes and contracts receivable of Fitek.

          (p) Lock-up of Fitek Common Stock. (i) At Closing, Fitek and certain holders of Fitek common stock, signatory hereto, and any holders of Fitek common stock owning in excess of 500,000 shares, calculated prior to the Reverse

     Stock Split contemplated in Section 11(p) herein (collectively, "Principal Fitek Shareholders" or individually, "Principal Fitek Shareholder"), shall deliver to Laidlaw true copies of duly executed, legally binding and enforceable "lock-up"agreements pursuant to which such number of shares of Fitek common stock held by each such Principal Fitek Shareholder, computed in accordance with Section 7(p)(ii) below, will not be directly or indirectly offered for sale, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed, without the prior written consent of Laidlaw for a period expiring on October 31, 2000, except as set forth in
     Section 7(p)(iii) below.

          (ii) As set forth in Section 2(a) herein, it is intention of the transactions contemplated in this Agreement for current Fitek Shareholders to own 5% of the fully diluted outstanding stock of Fitek immediately following the Closing, including stock reserved for future issuance as identified on Exhibit A-2. After giving effect to the Reverse Stock Split of Fitek Common Stock, as set forth in Section 11(p) hereof, Fitek Shareholders will own an aggregate of 1,000,000 shares of Fitek. However most, if not all, of the shares reserved for future issuance will not be issued at the Closing. Therefore, any shares which the Principal Fitek Shareholders own immediately after Closing which exceed their respective portion of 5% outstanding shall be subject to the lock-up agreements set forth above.

     By way of example:

               (1) Total shares of Fitek (fully diluted) to be outstanding immediately following Closing, plus shares to be reserved as described in Section 2(a): 20,000,000 shares

               (2) Total ownership of shares of Fitek by existing Fitek Shareholders immediately preceding Closing: 1,000,000 shares

               (3) Assume that 14,000,000 shares of Fitek are issued at the Closing to the Laidlaw Shareholders,

                    (A) Outstanding immediately following Closing would be
               15,000,000 shares;

                    (B) 5% of 15,000,000 shares = 750,000 shares;

                    (C) Excess over 5% of outstanding = 250,000 shares;

                    (D) Percentage of holdings which exceed 5% held
               proportionately by Fitek Shareholders is 25%;

                    (E) Therefore, the percentage of shares of Principal Fitek
               Shareholders Stock subject to lock-up pursuant to Section 7(p)(i) above would be 25%.

          (iii) As additional shares which were not issued at Closing become issued through post-closing tender of outstanding Laidlaw Shares, by exercise of options or warrants or conversion of convertible debt or otherwise, and thereby increase the total outstanding shares of Fitek, the shares of the Fitek Principal Stockholders will proportionately be released from lock-up under Section 7(p)(i) so that each such shareholder will have his proportion of 5% of the total outstanding of Fitek Common Stock freed from the lock-up provisions of Section 7(p)(i). Fitek shall provide each of the Fitek Principal Stockholders with written notice of each such issuance within three (3) business days of its occurrence, and shall simultaneously advise its transfer agent of the release of such shares from the provisions of the lock-up agreement. In addition, Fitek undertakes to bear the expense, from time to time as necessary, of (i) removal from any certificates held by or on behalf of the Principal Fitek Stockholders of any restrictive legends with respect to the lock-up, and (ii) cancellation and reissuance of new certificates in respect of each such release from the lock-up.

          (q) Reverse Stock Split. The Reverse Stock Split contemplated in
     Section 11(q) hereof shall be in accordance with Fitek's Certificate of Incorporation, Bylaws and the laws of the State of Delaware.

     8. Access and Information. Subject to the protections provided by Section 14, Fitek shall give to Laidlaw, Westminster and to Laidlaw's and Westminster's counsel, accountants, and other representatives full access, during normal business hours throughout the period prior to the Closing, to all of Fitek's properties, books, contracts, commitments, and records, if any, and shall furnish Laidlaw and Westminster during such period with all such information concerning Fitek's affairs as Laidlaw or Westminster reasonably may request.

     9. Conduct of Laidlaw Business Pending Closing. Laidlaw and each of the Laidlaw Shareholders, to the extent within each Laidlaw Shareholder's control, covenant with Fitek and with Westminster and the Westminster Shareholders that pending the Closing:

          (a) Except as described in, or as may be necessary to effect the transactions contemplated by the next sentence, no change will be made in Laidlaw's Certificate of Incorporation or bylaws and no change will be made in Laidlaw's issued shares of stock, other than such changes as may be first approved in writing by Fitek. Fitek and the Westminster Shareholders acknowledge that the Laidlaw Shareholders intend to transfer outstanding Laidlaw shares, prior to the Closing, to one or more of the persons or entities listed on Exhibit A-2 and to issue 1,300,000 Laidlaw Shares to PUSA Investment Company in exchange for all of the issued and outstanding shares of capital stock of Laidlaw Pacific Financial Services (Holdings) Ltd.

          (b) No dividends shall be declared and no stock options shall be granted.

          (c) Except as otherwise permitted by Fitek and the Westminster Shareholders, Laidlaw will use its best efforts (without making any commitment on Fitek's behalf) to preserve Laidlaw's business organization intact, to keep available to Laidlaw the services of its present officers and employees, and to preserve the goodwill of those having business relations with Laidlaw.

     10. Conduct of Fitek Pending Closing. Fitek covenants with Laidlaw, the Laidlaw Shareholders, Westminster and the Westminster Shareholders that, pending the Closing:

          (a) No change will be made in Fitek's Certificate of Incorporation or bylaws or in Fitek's authorized or issued shares of stock, except as may be first approved in writing by Laidlaw and Westminster, or as provided by
     Section 11(q).

          (b) No dividends shall be declared, no stock options granted and no employment agreements shall be entered into with officers or directors of Fitek, except as contemplated by this Agreement or as may be first approved in writing by Laidlaw.

          (c) Fitek will not issue any stock or other securities, including any right or option to purchase or otherwise acquire any of its stock, or issue any notes or other evidences of indebtedness.

          (d) Fitek shall continue to conduct no business except in furtherance of this Agreement.

     11. Conditions Precedent to Closing. All obligations of Fitek, Laidlaw and the Laidlaw Shareholders under this Agreement are subject to the fulfillment, or waiver by the party or parties to be benefited, prior to or at the Closing, of all conditions elsewhere herein set forth, including, but not limited to, receipt by the appropriate party of all deliveries required by Section 4 herein, and fulfillment, prior to the Closing, of each of the following conditions:

          (a) The respective representations, warranties and covenants of all of the parties hereto contained in this Agreement shall be true at the time of Closing as though such representations, warranties and covenants were made at such time.

          (b) Laidlaw, the Laidlaw Shareholders and Fitek shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by each prior to or at the Closing.

          (c) Each Laidlaw Shareholder acquiring Exchange Stock will be required, at Closing, to submit an agreement, substantially in the form of Exhibit B, confirming that all the Exchange Stock received will be acquired for investment and not with a view to, or for sale in connection with, any distribution thereof, and agreeing not to transfer any of the Exchange Stock for a period of one year from the Closing Date, except to those persons approved by legal counsel to Fitek as falling within an exemption from registration under the Act and any applicable state securities laws, which transfers do not constitute a public distribution of securities, and in which the transferees execute an investment letter in form and substance satisfactory to counsel for Fitek. The foregoing provision shall not prohibit the registration of those shares at any time following the Closing. Each Laidlaw Shareholder acquiring Exchange Stock will be required to transfer to Fitek at the Closing his or her respective Laidlaw Shares, free and clear of all liens, mortgages, pledges, encumbrances or changes, whether disclosed or undisclosed.

          (d) Fitek and the Westminster Shareholders shall have been presented with, and shall have approved, an updated version of Exhibits C and D, prepared by Laidlaw, current as of the Closing.

          (e) Each party shall have received favorable opinions from the other party's counsel on such matters in connection with the transactions contemplated by this Agreement as are reasonable, including an opinion from counsel for Laidlaw that the exchange of shares contemplated, if consummated, will not in any manner violate corporate or securities laws of any states where any Laidlaw Shareholder resides.

          (f) Each party shall have satisfied itself that since the date of this Agreement the business of the other party has been conducted in the ordinary course except to the extent otherwise contemplated by this Agreement. In addition, each party shall have satisfied itself that no withdrawals of cash or other assets have been made and no indebtedness has been incurred since the date of this Agreement, except with respect to services rendered or expenses incurred in connection with the consummation of the transactions contemplated by this

     Agreement, unless said withdrawals or indebtedness were either contemplated by the terms of this Agreement or subsequently consented to in writing by the parties or were incurred in the ordinary course of business by Laidlaw or Westminster.

          (g) Each party shall provide a closing certificate that, to the best of its knowledge, it has complied in all material respects with all applicable laws, orders and regulations of federal, state, municipal and/or other governments and/or any instrumentality thereof, domestic or foreign, applicable to their assets, to the business conducted by them and to the transactions contemplated by this Agreement.

          (h) Fitek shall have provided to Laidlaw and the Westminster Shareholders all audited and unaudited financial statements, including but not limited to Fitek's audited 12 month statements for the year ended August 31, 1998, and first quarter and second quarter statements as at November 30, 1998 and February 28, 1999, respectively. All audited and unaudited financial statements shall be prepared in accordance with generally accepted accounting principles and Regulation S-X, and the audited statements certified as such by independent accountants of Fitek.

          (i) Laidlaw shall have provided to Fitek and the Westminster Shareholders audited consolidated financial statements of Laidlaw for the three most recently completed fiscal years, prepared in accordance with generally accepted accounting principles, together with consolidated unaudited financial statements in the same form for the period from the end of the most recently ended fiscal year to a date within thirty days of the Closing. Such unaudited financial statements of Laidlaw shall have included the following schedules: Schedule of Assets; Schedule of Notes Payable; Schedule of Accounts Payable; and Schedule of Notes Receivable or, in their absence, an affirmation that such items do not exist. Laidlaw shall also provide, as of a date within ten days of Closing, an update of any material change in the aforementioned schedules. In addition, Laidlaw will deliver to Fitek and the Westminster Shareholders, prior to Closing, in a form satisfactory to Fitek and the Westminster Shareholders, a letter from Laidlaw's independent auditors confirming that Laidlaw's financial statements, covering the period from January 1, 1997 to the Closing Date, are audited or are auditable and such financial statements, if not already prepared in accordance in accordance with generally accepted accounting principles, can be prepared in accordance with generally accepted accounting principles within seventy-five (75) days of the Closing Date.

          (j) Each party shall have granted to the other party (acting through its management personnel, counsel, accountants or other representatives designated by it) full opportunity to examine its books and records, properties, plants and equipment, proprietary rights and other instruments, rights and papers of all kinds in accordance with Sections 6 and 8 hereof and each party shall be satisfied to proceed with the transactions contemplated by this Agreement upon completion of such examination and investigation.

          (k) Effective as of the Closing Date, all of the members of Fitek's current board of directors and each and every person serving as an officer of Fitek shall resign their respective positions and/or offices by tendering written resignations. Immediately prior to said resignations, Fitek's board of directors shall appoint those persons listed on Exhibit G as members of Fitek's new board and/or as officers of Fitek, with such appointments to correspond with the position or office designated on Exhibit G and with such appointments to be effective as of the Closing. The parties hereto agree that the current board may designate, at any time within twelve months following the Closing, one person to serve as an advisor to the Board for a period of one year following Closing.

          (l) All press releases, shareholder communications, SEC Filings and other publicity generated by Fitek, Westminster or Laidlaw regarding the transactions contemplated by this Agreement shall have been reviewed and approved by each of the other corporate parties before their release to the public or any governmental agency.

          (m) Each party shall have satisfied itself that all transactions contemplated by this Agreement, including those contemplated by the exhibits attached hereto, shall be legal and binding under applicable statutory and case law of the State of Delaware including, but not limited to Delaware's securities laws and all other applicable state securities laws.

          (n) Each of the Laidlaw Shareholders shall have tendered his or her stock certificate or certificates to Fitek, endorsed in blank, to permit the transfer of the Laidlaw's Stock at Closing as contemplated by Section 2(b).

          (o) All holders of Fitek restricted common stock in excess of 500,000 restricted shares, calculated prior to the Reverse Stock Split contemplated in Section 11(p) below, shall execute agreements in form and substance satisfactory to Laidlaw and Fitek whereby they agree:

               (i) to grant to Laidlaw or its designees for a period of six months following Closing the right and option to purchase one third of their restricted stock at a price of $3.50 per share (assuming a reverse stock split post Closing of no more than one for thirty-eight), and;

               (ii) to a lock-up of an additional one third of their restricted stock for a period of nine months following Closing, except that private sales may be made to purchasers who agree to be bound by the provisions of the "lock-up" agreement.

          (p) Fitek shall effect a combination (reverse split) of shares or other capital readjustment or other reduction of the number of shares of common stock outstanding, without receiving compensation therefor in money, services or property, so that immediately prior to Closing, Fitek shall have issued and outstanding not more than 1,000,000 shares of Common Stock (the "Reverse Stock Split").

          (q) Laidlaw shall have received a valuation opinion satisfactory to it that the transactions contemplated hereby meet the standards of NASD Rule 2720.

          (r) It shall not be a condition to Closing among the Laidlaw Shareholders and Fitek that the Westminster Shareholders participate in this reorganization.

     12. Standstill Agreement. Prior to the Closing or termination of this Agreement pursuant to Section 13, neither Fitek, Laidlaw, Westminster nor any of the Laidlaw Shareholders or Westminster Shareholders may discuss or negotiate with any other corporation, firm or person, or entertain or consider any inquiries, or proposals relating to the possible disposition of their shares of capital stock of either Laidlaw, Westminster or Fitek, and each of them will cause Laidlaw, Westminster or Fitek, respectively, to conduct business only in the ordinary course except that Laidlaw may undertake investigation, discussion and/or negotiations with potential acquisition candidate companies and/or strategic investors, provided that such negotiations, discussions and investigations are in furtherance of Laidlaw's business plan, and further, each Laidlaw Shareholder shall be authorized to sell his stock to employees and/or others prior to Closing, so long as such transferee becomes a Laidlaw Shareholder by executing a counterpart of this Agreement as a condition thereof. Notwithstanding the foregoing, each party shall be free to engage in activities mentioned in the preceding sentence which are designed to further the mutual interests of the parties for the contemplated consolidation of the companies and advancement of Laidlaw's business plan.

     13. Termination. This Agreement may be terminated prior to Closing, and the contemplated transactions abandoned, without liability to any party, except with respect to the obligations of Fitek, Laidlaw and the Laidlaw Shareholders, Westminster and the Westminster Shareholders under Section 15 hereof:

          (a) by mutual consent of the parties;

          (b) by Fitek, if in its reasonable belief there has been a material misrepresentation or breach of warranty on the part of Laidlaw or any Laidlaw Shareholder in the representations and warranties set forth in the Agreement;

          (c) by Laidlaw or a majority in interest of the Laidlaw Shareholders if, in the reasonable belief of Laidlaw or such Laidlaw Shareholders, there has been a material misrepresentation or breach of warranty on the part of Fitek in the representations and warranties set forth in the Agreement;

          (d) by either Fitek or by a majority in interest of the Laidlaw Shareholders if the Closing shall not have occurred by the Closing Date;

          (e) by Fitek if in its opinion or that of its counsel, the transactions contemplated by this Agreement do not qualify for exemption from registration under applicable federal and state securities laws, or qualification, if obtainable, cannot be accomplished, in Fitek's opinion or that of its counsel, without unreasonable expense or effort;

          (f) by Fitek if, in its opinion or that of its counsel, the transactions contemplated by this Agreement cannot be consummated under Colorado or other relevant state corporate law or, if consummation is possible, that it cannot be accomplished, in Fitek's opinion or that of its counsel, without unreasonable expense or effort;

          (g) by Fitek or by a majority in interest of the Laidlaw Shareholders if Fitek in its sole discretion or such Laidlaw Shareholders in their discretion shall determine that any of the transactions contemplated by this Agreement have become inadvisable or impracticable by reason of the institution or threat by state, local, or federal governmental authorities or by any other person of material litigation or proceedings against any party;

          (h) by Fitek if the business or assets or financial condition of Laidlaw, taken as a whole, have been materially and adversely affected, whether by the institution of litigation or by reason of changes or developments or in operations in the ordinary course of business or otherwise, or, by a majority in interest of the Laidlaw Shareholders if the business or assets or financial condition of Fitek, taken as a whole, have been materially and adversely affected, whether by the institution of litigation or by reason of changes or developments or in operations in the ordinary course of business or otherwise;

          (i) by Fitek if it shall appear to Fitek that Laidlaw shall not be able to obtain within a reasonable amount of time after Closing all consents and approvals of all governmental authorities having any jurisdiction over the business of Laidlaw, or if such authorities shall withdraw any approvals, licenses, or permits given to Laidlaw or to any other entity with which Laidlaw is affiliated or in which Laidlaw has an interest;

          (j) by Fitek if more than 5% (by percentage ownership) of the total shareholders of Laidlaw do not participate in the exchange described in Sections 1 and 2, or are unable or for any reason refuse to transfer any or all of their Laidlaw Shares to Fitek in accordance with Section 1, or fail to tender at the Closing the certificate or certificates, endorsed in blank, representing all of their Laidlaw Shares;

          (k) by Laidlaw if Fitek fails to perform material conditions set forth in Section 11;

          (l) by Laidlaw if examination of Fitek's books and records pursuant to
     Section 8 uncovers a material deficiency, and

          (m) by Fitek if Laidlaw fails to perform material conditions set forth in Section 11.

          In the event of a bad-faith termination of this Agreement, the non-terminating party or parties shall be limited solely and exclusively to recovery of its attorney's fees expended in the preparation and reporting of the transaction. Fitek, Laidlaw and the Laidlaw Shareholders, Westminster and the Westminster Shareholders expressly waive all other damages, fees, costs, and lost opportunity costs (consequential damages) against each other as a result of termination of this Agreement.

     14. Possible Acquisition by Laidlaw Prior to Closing. Fitek understands that Laidlaw is currently in discussions with one or more investment banking firms, including Westminster, to be part of the business combination contemplated by this Agreement. Fitek agrees that such discussions may continue and any agreement with such a firm that may be reached will result in common stock to be issued at Closing in an amount to be determined by Laidlaw. Notwithstanding such acquisition, Fitek's shareholders shall own 5% of the combined entity to be created by this Agreement as provided in Paragraph 2.

     15. Confidentiality. While each of Fitek, Westminster and Laidlaw is obligated to provide access to and furnish information in accordance with Sections 6, 8 and 22 herein, it is understood and agreed that such disclosures and information subsequently obtained as a result of such disclosures are proprietary and confidential in nature. Each of Fitek, Westminster and Laidlaw agrees to hold such information in confidence and not to reveal any such information to any person who is not a party to this Agreement, or an officer, director, key employee, or shareholder, counsel or auditors thereof, and not to use the information obtained for any purpose other than assisting in its due diligence inquiry precedent to the Closing. Upon request of any party, a confidentiality agreement, acceptable to the disclosing party, will be executed by any person selected to receive such proprietary information, prior to receipt of such information.

     16. Nature and Survival of Representations. All statements contained in any certificate or other instrument delivered by or on behalf of Laidlaw, Westminster, the Laidlaw Shareholders, the Westminster Shareholders or Fitek, pursuant hereto, or in connection with the transactions contemplated hereby, shall be deemed representations and warranties by Laidlaw, Westminster, the Laidlaw Shareholders, the Westminster

Shareholders or Fitek, respectively, and shall survive the Closing for a period of twenty-four (24) months.

B. With Respect to the Westminster Shares:

     17. Status of Westminster Shares; Transfer of Westminster Shares; Lack of Encumbrances.

          (a) The Westminster Shareholders represent that, as of the date of this Agreement, the Westminster Shareholders own all of Westminster's issued stock, except for one share held by MLIC Holdings, Inc., which share shall be redeemed by Westminster prior to Closing, and their share holdings are listed on Exhibit J attached to this Agreement. Pursuant to Section 26(o), Westminster shall redeem a certain number of shares of Westminster's Class A Voting Common Stock from the Westminster Shareholders or their affiliates prior to Closing. Further, certain of the Westminster Shares may be transferred to trusts created by the existing Westminster Shareholders prior to Closing. As a condition to such transfers, such trusts shall execute a counterpart of this Agreement as a Westminster Shareholder unless all of the Westminster Shares owned by such trusts are to be redeemed prior to Closing. The Westminster Shares delivered at Closing shall constitute all shares of Westminster Class A Voting Common Stock issued and outstanding on the Closing Date other than the minimum number of such shares required to be owned by the Westminster Shareholders as set forth for the purposes described in Section 26(o); and there shall be no issued and outstanding shares of Westminster Class B Non-Voting Common Stock.

          (b) Westminster represents that, as of the date of this Agreement, and as of the Closing no persons shall hold any convertible debt, options or warrants to acquire Westminster Shares.

          (c) The Westminster Shareholders shall transfer, assign, convey and deliver to Fitek at the Closing certificates representing, as of the Closing Date (as defined in Section 19), the Westminster Shares.

          (d) The transfer of the Westminster Shares shall be made free and clear of all liens, mortgages, pledges, encumbrances, or charges, whether disclosed or undisclosed, except as the Westminster Shareholders, Laidlaw and Fitek shall have otherwise agreed in writing.

     18. Issuance of Common Stock to Westminster Shareholders and Others.

          (a) As consideration for the transfer, assignment, conveyance and delivery of the Westminster Shares, Fitek shall, at the Closing, issue to the Westminster Shareholders certificates representing a total of 3,000,000 shares of Common Stock (the "Fitek Exchange Stock" or "Exchange Stock"), or such other number as shall represent 15% of the fully-diluted outstanding Common Stock of Fitek immediately following the Closing, including for this purpose the Common Stock reserved for future issuance, but not including any Common Stock issuable upon exercise of Fitek's outstanding Class A and Class B Warrants.

          (b) The issuance of the Fitek Exchange Stock shall be made free and clear of all liens, mortgages, pledges, encumbrances, or charges, whether disclosed or undisclosed, except as the Westminster Shareholders and Fitek shall have otherwise agreed in writing.

          (c) As provided herein, and immediately prior to the Closing, Fitek shall have issued and outstanding not more than 1,000,000 shares of Common Stock, after giving effect to the Reverse Stock Split as contemplated in
     Section 11(p) hereof, and such number of Class A Warrants and Class B Warrants issued and outstanding which would result from the Reverse Stock Split as contemplated in Section 11(p) hereof, and shall not have any shares of preferred stock issued and outstanding.

          (d) None of the Fitek Exchange Stock issued or transferred to the Westminster Shareholders and none of the Westminster Shares transferred to Fitek hereunder shall, at the time of Closing, be registered under federal securities laws but, rather, shall be issued pursuant to an exemption therefrom and be considered "restricted stock" within the meaning of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act"). All of such shares shall bear a legend worded substantially as follows:

          The securities represented by this certificate have not been registered under the Securities Act of 1933 (the "Act") and are "restricted securities" within the meaning of Rule 144 under the Act. The securities may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Act, or pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of the Company.

     The respective transfer agents of Fitek and Westminster shall annotate their records to reflect the restrictions on transfer embodied in the legend set forth above. There shall be no requirement that Fitek register the Exchange Stock under the Act, nor shall Westminster or the Westminster Shareholders be required to register any Westminster Shares under the Act.

     19. Closing. The consummation of the exchange described in Sections 17 and 18 (the "Closing") shall take place on a date (the "Closing Date") chosen by mutual agreement of Westminster and Fitek within forty-five (45) days from the date of this

Agreement, unless a later time shall be mutually agreed upon by the parties. In all events, the Closing shall take place substantially simultaneously with the Closing referred to in Section 3.

     20. Deliveries at Closing.

          (a) Westminster and the Westminster Shareholders shall deliver to Fitek, at Closing:

               (1) certificates representing the Westminster Shares as described in Section 17, each endorsed in blank by the registered owner,

               (2) an agreement from each Westminster Shareholder, substantially in the form of Exhibit B, agreeing to a restriction on the transfer of the Fitek Exchange Stock as described in Section 26(c) hereto,

               (3) a copy of a consent of Westminster's board of directors authorizing Westminster to take the necessary steps toward consummation of the transactions described by this Agreement, and

               (4) a copy of a Certificate of Good Standing for Westminster issued not more than thirty days prior to Closing by the New York Secretary of State.

          (b) Fitek shall deliver to the Westminster Shareholders, at Closing, certificates representing the Fitek Exchange Stock, in the names of the appropriate Westminster Shareholders, each in the appropriate denomination, as described in Section 18.

          (c) Fitek shall deliver to the new Fitek Board, appointed pursuant to
     Section 26(k) below, at Closing, all of Fitek's corporate records.

          (d) Fitek shall deliver to the Westminster Shareholders at Closing:

               (1) a copy of a consent of Fitek's board of directors authorizing Fitek to take the necessary steps toward consummation of the transactions described by this Agreement and electing the new directors designated by Laidlaw effective as of the Closing; and

               (2) a copy of a Certificate of Good Standing for Fitek issued not more than thirty days prior to Closing by the Secretary of State of Delaware.

     21. Covenants, Representations and Warranties of Westminster and the Westminster Shareholders. Subject to the schedule of exceptions, attached hereto as Exhibit L and incorporated herein by this reference, which schedule shall be acceptable to Fitek, Laidlaw and Westminster, as an accommodation to the Westminster Shareholders, and the Westminster Shareholders represent and warrant to Fitek and to Laidlaw as follows:

          (a) Organization and Standing of Westminster. Westminster is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York. Westminster's books and records are complete and correct and have been maintained with good business practice and accurately reflect in all material respects the transactions to which they relate. Copies of Westminster's Articles of Incorporation, and all amendments thereof to date, certified by the proper New York officials and of Westminster's bylaws as amended to date, together with all minutes of shareholder and directors' meetings, certified by Westminster's Secretary, will be delivered to Fitek prior to Closing and will be complete and correct as of the date of delivery of said documents. The same shall be subject to the review and approval of counsel for Fitek and Laidlaw.

          (b) Subsidiaries and Ownership of Securities. Westminster has no subsidiaries.

          (c) Capitalization. The aggregate number of shares of stock which Westminster is authorized to issue is 1,000 shares of Class A Voting Common Stock, $1.00 par value, and 1,000 shares of Class B Non-Voting Common Stock, $2.00 par value. All of the Westminster Shares are Class A Voting Common Stock.

     Westminster has outstanding no warrants or options to purchase common stock.

     According to Westminster's books and records, each of the persons or entities that is to be a Westminster Shareholder at Closing is domiciled in one of the following jurisdictions: New York, Connecticut or New Jersey. All securities issued by Westminster as of the date of this Agreement have been issued in compliance with all applicable state and federal laws.

          (d) Financial Statements. Westminster has delivered to Fitek and to Laidlaw, a copy of Westminster's audited financial statement for the period ended January 31, 1999 and will deliver prior to Closing an unaudited financial statement for the three-month period ended April 30, 1999. All such statements will be true and complete and will have been prepared in accordance with generally accepted accounting principles.

          (e) Absence of Undisclosed Liabilities. Except to the extent reflected in this Agreement or in Westminter's audited balance sheet at January 31, 1999, Westminster has no actual knowledge of any liabilities of any nature, whether accrued, absolute, contingent, or otherwise, including, without limitation, annual franchise taxes or other corporate charges in the normal course of business, in existence as of such date.

          (f) Absence of Certain Changes. Except as disclosed in Exhibit L, since January 31, 1999, there has not been, and as of the Closing, there will not be, except as contemplated by Section 26(o), (i) any change in Westminster's financial condition, assets, liabilities, or business other than changes in the ordinary course of business, none of which, taken individually or considered together with other changes, has been materially adverse, or (ii) any damage, destruction, or loss, whether or not covered by insurance, materially and adversely affecting Westminster's properties or business.

          (g) Title to Properties. Westminster has good and marketable title to all of its properties and assets, real and personal, tangible and intangible, none of which is subject to any security interest, mortgage, pledge, lien, encumbrance, or charge, except for liens, if any, shown on Wesminster's financial statement as of January 31, 1999, or on Exhibit M prepared in compliance with subsection (j) below as securing specified liabilities set forth therein (with respect to which no default exists) and, except for minor imperfections of title and encumbrances, if any, which are not substantial in amount, do not materially detract from the value of the properties subject thereto, or materially impair Westminster's operations and have arisen in the ordinary course of business.

          (h) Accounts Receivable. Westminster represents that, except to the extent disclosed in Exhibit L or reserved against on its balance sheet at January 31, 1999, it is not aware of any accounts and contracts receivable existing that in its judgment would be uncollectible.

          (i) Litigation. Except as disclosed in Exhibit M, there is no litigation or proceeding pending, or to Westminster's knowledge threatened, against or relating to Westminster, its properties, or business, nor does Westminster know or have reasonable grounds to know, of any basis for any such action, or of any governmental investigation relative to Westminster, its properties, or business. Westminster is not, and on the Closing Date will not be, in default under or with respect to any judgment, order, writ, injunction or decree of any court or of any federal, state, municipal or other governmental authority, department, commission, board, agency or other instrumentality; and Westminster has, and on the Closing Date will have, complied in all material respects with all laws, rules, regulations and orders applicable to it and to its business, if any.

          (j) Exhibits Relating to Certain Matters. Exhibit M contains a complete and accurate recitation of the following documents: a description of all liens, mortgages, charges, and encumbrances that are outstanding with respect to any of the properties and assets of Westminster; a list of all leases wherein Westminster is either lessor or lessee; a list of all other material written or oral contracts, commitments, agreements, and other contractual obligations to which Westminster is a party; a list of all insurance policies carried by Westminster; a description of all bonus, pension, profit sharing, retirement, stock purchase, stock option, hospitalization, insurance, and other executive or employee compensation or benefit plans to which Westminster is a party; a list of all notes payable of Westminster; and a list of all notes and contracts receivable of Westminster.

          (k) Contracts. Westminster is not a party to any contract, except contracts described in Exhibits L or M. To the best of its knowledge, Westminster has in all material respects performed all obligations required to be performed by it to date and is not in default in any material respect under any agreements, leases, or other documents to which it is a party, except as disclosed in Exhibit M to this Agreement.

          (l) Taxes. Westminster has filed in correct form, or has received proper extensions to file, all federal and state income tax returns due with respect to all periods through the end of its last fiscal year, and all real and personal property tax schedules, franchise, sales or use tax returns, and all federal and state employment and withholding tax returns that are required to be filed, and has paid all taxes as shown on the said returns and all assessments received by it to the extent that such taxes and assessments have become due.

          (m) Authority to Execute Agreement. The Board of Directors of Westminster, pursuant to the power and authority legally vested in it, has duly authorized the execution and delivery by Westminster of this Agreement, and has duly authorized each of the transactions hereby contemplated to be performed. A copy of the Consent of Board of Directors of Westminster authorizing such action is attached hereto as Exhibit N and incorporated herein by this reference. Westminster has the power and authority to execute and deliver this Agreement, to consummate the transactions hereby contemplated by it and to take all other actions required to be taken by it pursuant to the provisions hereof. Westminster has taken all actions required by law, its Articles of Incorporation, as amended, its bylaws, as amended, or otherwise to authorize the execution and delivery of this Agreement. This Agreement is valid and binding upon the Westminster Shareholders in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or breach of the Articles of Incorporation, as amended, or the bylaws, as amended, of Westminster, or any agreement, stipulation, order, writ, injunction, decree, law rule or regulation applicable to Westminster.

          (n) Finder's Fees. John O'Shea and affiliates have acted as a finder in this transaction. Any compensation, whether in cash, stock, or combination of both, will be paid by the combined Fitek/Laidlaw/Westminster entity immediately following Closing.

          (o) Disclosure. No representation or warranty by Westminster in this Agreement, nor any statement or certificate hereto, or in connection with the transactions contemplated hereby, knowingly contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

          (p) Compliance. To the best of its knowledge, Westminster has complied in all material respects with all applicable laws, orders and regulations of federal, state, municipal and/or other governments and/or any instrumentality thereof domestic or foreign, currently applicable to its assets and to the business conducted by it.

          (q) Fitek Representative. The Westminster Shareholders agree that the current Fitek board shall have the right to designate a non-board advisor who shall be entitled to notice of and to attend all board meetings of Fitek for a period of one year from the Closing.

     22. Access and Information. Subject to the protections provided by Section 15, Westminster shall give to Fitek, Laidlaw and to Fitek's and Laidlaw's counsel, accountants, and other representatives full access, during normal business hours throughout the period prior to the Closing, to all of Westminster's properties, books, contracts, commitments, and records, including information concerning products and customer base, and patents held by, or assigned to, Westminster, and furnish Fitek and Laidlaw during such period with all such information concerning Westminster's affairs as Fitek or Laidlaw reasonably may request.

     23. Intentionally omitted.

     24. Intentionally omitted.

     25. Conduct of Westminster Business Pending Closing. Westminster and each of the Westminster Shareholders, to the extent within each Westminster Shareholder's control, covenant with Fitek and with Laidlaw that pending the
Closing:

          (a) Except as described in, or as may be necessary to effect the transactions contemplated by, the next sentence, no change will be made in Westminster's Certificate of Incorporation or bylaws and no change will be made in Westminster's issued shares of stock, other than such changes as may be first approved in writing by Fitek and Laidlaw. Fitek and Laidlaw acknowledge that Westminster intends to redeem a majority of the currently outstanding Westminster shares and to redeem the share of Westminster Common Stock owned by MLIC Holdings, Inc. prior to the Closing in accordance with Section 26(o).

          (b) Subject to the provisions of Section 26(o), no dividends shall be declared and no stock options shall be granted.

          (c) Except as otherwise permitted by Fitek or Laidlaw, Westminster will use its best efforts (without making any commitment on Fitek's or Laidlaw's behalf) to preserve Westminster's business organization intact, to keep available to Westminster the services of its present officers and employees, and to preserve the goodwill of those having business relations with Westminster.

     26. Conditions Precedent to Closing. All obligations of Fitek, Westminster, and the Westminster Shareholders under this Agreement are subject to the fulfillment, or waiver by the party or parties to be benefited, prior to or at the Closing, of all conditions elsewhere herein set forth, including, but not limited to, receipt by the appropriate party of all deliveries required by
Section 20 herein, and fulfillment, prior to the Closing, of each of the following conditions:

          (a) The respective representations, warranties and covenants of Laidlaw, the Laidlaw Shareholders, and of Fitek contained in this Agreement shall be true at the time of Closing as though such representations, warranties and covenants were made at such time.

          (b) The other parties shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by each prior to or at the Closing.

          (c) Each Westminster Shareholder acquiring Exchange Stock will be required, at Closing, to submit an agreement, substantially in the form of Exhibit B, confirming that all the Exchange Stock received will be acquired for investment and not with a view to, or for sale in connection with, any distribution thereof, and agreeing not to transfer any of the Exchange Stock for a period of one year from the Closing Date, except to those persons approved by legal counsel to Fitek as falling within an exemption from registration under the Act and any applicable state securities laws, which transfers do not constitute a public distribution of securities, and in which the transferees execute an investment letter in form and substance satisfactory to counsel for Fitek. The foregoing provision shall not prohibit the registration of those shares at any time following the Closing. Each Westminster Shareholder acquiring Exchange Stock will be required to transfer to Fitek at the Closing his or her respective Westminster

     Shares, free and clear of all liens, mortgages, pledges, encumbrances or changes, whether disclosed or undisclosed.

          (d) Subject to the terms of this Agreement, Fitek, Laidlaw and the Laidlaw Shareholders shall substantially simultaneously herewith have already closed the transactions among them contemplated by this Agreement.

          (e) Each party shall have received favorable opinions from each party's counsel on such matters in connection with the transactions contemplated by this Agreement as are reasonable, including an opinion from counsel for Westminster that the exchange of shares contemplated, if consummated, will not in any manner violate corporate or securities laws of any states where any Westminster Shareholder resides.

          (f) Each party shall have satisfied itself that since the date of this Agreement the business of the other parties has been conducted in the ordinary course except to the extent otherwise contemplated by this Agreement. In addition, each party shall have satisfied itself that no withdrawals of cash or other assets have been made and no indebtedness has been incurred since the date of this Agreement, except with respect to services rendered or expenses incurred in connection with the consummation of the transactions contemplated by this Agreement, unless said withdrawals or indebtedness were either contemplated by the terms of this Agreement or subsequently consented to in writing by the parties or were incurred in the ordinary course of business by Westminster, Laidlaw or Fitek.

          (g) Each party covenants that, to the best of its knowledge, it has complied in all material respects with all applicable laws, orders and regulations of federal, state, municipal and/or other governments and/or any instrumentality thereof, domestic or foreign, applicable to their assets, to the business conducted by them and to the transactions contemplated by this Agreement.

          (h) Fitek shall have provided to Westminster all audited and unaudited financial statements, including but not limited to Fitek's audited 12 month statements for the year ended August 31, 1998, and first quarter and second quarter statements as at November 30, 1998 and February 28, 1999, respectively. All audited and unaudited financial statements shall be prepared in accordance with generally accepted accounting principles and Regulation S-X, and the audited statements certified as such by independent accountants of Fitek.

          (i) Westminster shall have provided to Fitek and Laidlaw audited consolidated financial statements of Westminster for the three most recently completed fiscal years, prepared in accordance with generally accepted accounting principles, together with consolidated unaudited financial statements in the same form for the period from the end of the most recently ended fiscal year to a date within thirty days of the Closing. Such unaudited financial statements of Westminster shall have included the following schedules: Schedule of Assets; Schedule of Notes Payable; Schedule of Accounts Payable; and Schedule of Notes Receivable or, in their absence, an affirmation that such items do not exist. Westminster shall also provide, as of a date within ten days of Closing, an update of any material change in the aforementioned schedules.

          (j) Each of Fitek, Laidlaw and Westminster shall have granted to one another (acting through its management personnel, counsel, accountants or other representatives designated by it) full opportunity to examine its books and records, properties, plants and equipment, proprietary rights and other instruments, rights and papers of all kinds in accordance with Sections 6, 8 and 22 hereof and each party shall be satisfied to proceed with the transactions contemplated by this Agreement upon completion of such examination and investigation.

          (k) Effective as of the Closing Date, all of the members of Fitek's current board of directors and each and every person serving as an officer of Fitek shall resign their respective positions and/or offices by tendering written resignations. Immediately prior to said resignations, Fitek's board of directors shall appoint those persons listed on Exhibit G as members of Fitek's new board and/or as officers of Fitek, with such appointments to correspond with the position or office designated on Exhibit G and with such appointments to be effective as of the Closing. The parties hereto agree that the current board may designate, at any time within twelve months following the Closing, one person to serve as an advisor to the Board of Fitek for a period of one year following Closing.

          (l) Each party shall have satisfied itself that all transactions contemplated by this Agreement, including those contemplated by the exhibits attached hereto, shall be legal and binding under applicable statutory and case law of the State of Delaware or New York, as the case may be, including, but not limited to subject state's securities laws and all other applicable state securities laws, and the transactions contemplated by this Agreement shall have been approved by the New York Stock Exchange.

          (m) Each of the Westminster Shareholders shall have tendered his or her stock certificate or certificates to Fitek, endorsed in blank, to permit the transfer of the Westminster's Stock at Closing as contemplated by Section 18(b).

          (n) Fitek shall have allocated to Westminster at least 60,000 stock options under the Fitek employee stock option plan to be adopted by Fitek prior to Closing, which options shall be allocated by the Board of Directors of Westminster in its sole discretion and shall be subject to terms and conditions established by the Board of Directors of Westminster consistent with the requirements of the plan, and shall have an exercise price of $1.25 per share. Such plan shall have a total plan allocation of no more than 2,900,000 shares, of which approximately 2,400,000 shares have already been granted to or reserved for employees of Laidlaw.

          (o) Westminster shall have capital (as defined in Rule 15c3-1 of the 1934 Act) of at least $600,000 at Closing, and shall not voluntarily take any action to reduce Westminster's capital following Closing. Such capital may be in the form of subordinated debt having a maturity of at least three years, so long as such subordinated debt meets all of the criteria for counting such debt as capital under Rule 15c3-1. The holders of such debt may, but need not be, the three current Westminster Shareholders, who shall retain nominal shareholdings in Westminster for purposes of making such loans good capital for SEC and NYSE regulatory purposes. Laidlaw and Fitek acknowledge and agree that as of the date of this Agreement, Westminster's capital is substantially in excess of such amount, and all capital in excess of $600,000 at Closing may be withdrawn from Westminster prior to Closing, on such terms as may be arranged by the Westminster Shareholders. Westminster shall use best efforts to assist Laidlaw in the placement of at least $600,000 principal amount of the 8% convertible subordinated notes in Laidlaw currently being privately placed by Laidlaw, but the completion of such sale shall not be a condition precedent hereto.

          (p) The corporate parties hereto shall have entered into the following agreements effective the date of the Closing:

               (i) the Common Sourcing Agreement in the form annexed hereto as Exhibit O.

               (ii) the Occupancy Agreement in the form annexed hereto as Exhibit P, and

               (iii) the Federal Income Tax Allocation Agreement in the form annexed hereto as Exhibit Q.

     27. Termination. This Agreement with respect to the exchange of Westminster Shares for Fitek Exchange Stock may be terminated prior to Closing, and the contemplated transactions abandoned, without liability to any party, except with respect to the obligations of Fitek, Laidlaw, the Laidlaw Shareholders, Westminster and the Westminster Shareholders under Section 15 hereof and without causing a termination of this Agreement for the exchange of the Laidlow Shares for Fitek Exchange Stock:

          (a) by mutual consent of the parties;

          (b) by Fitek or Laidlaw, if in its reasonable belief there has been a material misrepresentation or breach of warranty on the part of Westminster or any Westminster Shareholder in the representations and warranties set forth in the Agreement;

          (c) by Westminster or a majority in interest of Westminster Shareholders if, in the reasonable belief of Westminster or the Westminster Shareholders, there has been a material misrepresentation or breach of warranty on the part of Fitek or Laidlaw in the representations and warranties set forth in the Agreement;

          (d) by either Fitek or by a majority in interest of the Westminster Shareholders or of the Laidlaw Shareholders if the Closing shall not have occurred by the Closing Date;

          (e) by Fitek if in its opinion or that of its counsel, the transactions contemplated by this Agreement do not qualify for exemption from registration under applicable federal and state securities laws, or qualification, if obtainable, cannot be accomplished, in Fitek's opinion or that of its counsel, without unreasonable expense or effort;

          (f) by Fitek if, in its opinion or that of its counsel, the transactions contemplated by this Agreement cannot be consummated under Colorado or other relevant state corporate law or, if consummation is possible, that it cannot be accomplished, in Fitek's opinion or that of its counsel, without unreasonable expense or effort;

          (g) by Fitek or by a majority in interest of the Westminster Shareholders or of the Laidlaw Shareholders if Fitek in its sole discretion or such Shareholders in their discretion shall determine that any of the transactions contemplated by this Agreement have become inadvisable or impracticable by reason of the institution or threat by state, local, or federal governmental authorities or by any other person of material litigation or proceedings against any party;

          (h) by Fitek or by a majority in interest of the Laidlaw Shareholders if the business or assets or financial condition of Westminster, taken as a whole, have been materially and adversely affected, whether by the institution of litigation or by reason of changes or developments or in operations in the ordinary course of business or otherwise, or, by a majority in interest of the Westminster Shareholders if the business or assets or financial condition of Fitek or of Laidlaw, taken as a whole, have been materially and adversely affected, whether by the institution of litigation or by reason of changes or developments or in operations in the ordinary course of business or otherwise;

          (i) by Fitek or by a majority in interest of the Laidlaw Shareholders if it shall appear to Fitek or such majority that Westminster shall not be able to obtain within a reasonable amount of time after Closing all consents and approvals of all governmental authorities having any jurisdiction over the business of Westminster, or if such authorities shall withdraw any approvals, licenses, or permits given to Westminster or to any other entity with which Westminster is affiliated or in which Westminster has an interest;

          (j) by Fitek or by a majority in interest of the Laidlaw Shareholders if any Westminster Shareholder does not participate in the exchange described in Section 18, or are unable or for any reason refuse to transfer any or all of their Westminster Shares to Fitek in accordance with Section 18, or fail to tender at the Closing the certificate or certificates, endorsed in blank, representing all of their Westminster Shares;

          (k) by Westminster if Fitek or Laidlaw fails to perform material conditions set forth in Sections 11 or 26;

          (l) by Westminster if examination of Fitek's or Laidlaw's books and records pursuant to Sections 6 and 8 uncovers a material deficiency, and

          (m) by Fitek or Laidlaw if Westminster or the Westminster Shareholders fails to perform material conditions set forth in Section 26.

          In the event of a bad-faith termination of this Agreement, the non-terminating party or parties shall be limited solely and exclusively to recovery of its attorney's fees expended in the preparation and reporting of the transaction. Fitek, Laidlaw, Westminster and the Laidlaw Shareholders and the Westminster Shareholders expressly waive all other damages, fees, costs, and lost opportunity costs (consequential damages) against each other as a result of termination of this Agreement.

     28. Post Closing Management of Westminster.

          (a) The parties hereto covenant that on and after the Closing, Westminster will be maintained as a separate operating subsidiary of Fitek and will be managed as follows, until otherwise agreed to in writing by all of the Westminster Shareholders:

               (i) The current management of Westminster (John O'Shea, Daniel Luskind and Henry Krauss) shall remain as the Board of Directors and executive officers of Westminster, with full authority from the Fitek Board to: operate the daily business of Westminster, hire and fire employees, compensate employees (including the executive officers), set operating policies with respect to employees ventures in non-SEC, NYSE or NASD regulated businesses, proprietary stock trading, market making, underwriting and placement agent activities, establish joint ventures with third parties, finance its operations (but not to cause or permit Fitek to be contractually obligated for any liabilities arising out of any of such activities without the prior express consent of Fitek), and otherwise continue the business of Westminster substantially as it is conducted as of the Closing. All activities of Westminster shall be conducted in accordance with all applicable laws, SEC rules and policies for registered broker dealers and NYSE and NASD rules and policies for member firms. Without limiting the foregoing, Westminster shall not allow any employee to own equity in another broker dealer (other than a publicly-traded broker dealer) unless such other broker dealer is majority owned by Westminster, without prior approval of Fitek.

               (ii) Westminster shall be entitled to have its post-closing payroll (including bonuses) at least equal its pre-closing payroll as shown on Westminster's audited financial statements for the fiscal year ended January 31, 1999, so long as such level of payroll can be met from Westminster's own revenues. Westminster shall not allocate more than 20% of its pre-tax net income to bonuses for present officers without the prior consent of the Board of Fitek.

               (iii) Subject to the Federal Income Tax Allocation Agreement attached hereto as Exhibit Q, all profits of Westminster shall be retained by Westminster for the growth of its business. Should Westminster require additional capital from Fitek, the terms of such financing will be negotiated between the Boards of Directors of Westminster and Fitek.

               (iv) The Board of Directors of Westminster shall have the right to designate one person (who shall initially be John O'Shea) to the Board of Directors of Fitek. This right shall continue until expressly waived in writing by Westminster. Fitek shall not, in its capacity as sole shareholder of Westminster, replace any directors of Westminster or, except as set forth in the next sentence, elect additional directors of Westminster, without the consent of the majority of the Board of Directors of Westminster, except in the case of criminal conduct by a director or the final conclusion of a civil enforcement proceeding by the SEC, NYSE or NASD suspending or barring such individual from participation in the management of a broker dealer. The Board of Directors of Fitek shall have the right to elect one additional director to the Board of Directors of Westminster, which director shall be subject to the approval of the NYSE in accordance with its rules and standards. Westminster shall establish an executive committee composed of its key operating employees, which shall meet at least monthly, with the objective of coordinating the business of Westminster with the business of Fitek and its other operating subsidiaries, including, without limitation, Laidlaw and its various operating subsidiaries, so as to improve the operations and financial results of Fitek. The Chairman of such executive committee shall be a member of the Fitek executive committee, which Fitek executive committee shall be composed of members of the executive committees of each Fitek operating subsidiary and shall have as its objective suggesting methods of enhancing shareholder value to the Fitek Board of Directors.

               (v) Fitek shall obtain and maintain in full force and effect, errors and omissions insurance for all directors and officers of Fitek and each of its subsidiaries, with such coverage limits and retentions as the Board of Directors of Fitek shall reasonably deem prudent.

C. With Respect to All Signatories:

     29. Binding Agreement.

          (a) This Agreement shall become binding upon the parties when, but only when, it shall have been signed by or on behalf of all parties.

          (b) Subject to the condition stated in subsection (a) above, this Agreement shall be binding upon, and inure to the benefit of, the respective parties and their legal representatives, successors and assigns. Subject to the last paragraph of Section 27, this Agreement, in all of its particulars, shall be enforceable by legal action for the recovery of damages or by way of specific performance and the terms and conditions of this Agreement shall remain in full force and effect subsequent to Closing and shall not be deemed to be merged into any documents conveyed and delivered at the time of Closing.

     30. Construction. This Agreement is intended to be performed in the State of Delaware, and shall be construed and enforced in accordance with the laws of that State.

     31. Notices. All notices, requests, demands, and other communications hereunder shall be in writing, and shall be deemed to have been duly given if delivered or mailed, first class postage, prepaid, to Laidlaw, at 100 Park Avenue, New York, New York 10017, Attention: Anastasio Carayannis, President, if to Fitek, at 300 High Street, Denver, CO 80218, Attention Ronald J. Miller, if to the Laidlaw Shareholders, to the respective addresses indicated beneath each Shareholder's name on the signature page of this Agreement. If to Westminster, at 19 Rector Street, 11th Floor, New York, NY 10006, Attention: John P. O'Shea, or if to the Westminster Shareholders, to the respective addresses indicated beneath each Shareholder's name on the signature page of this Agreement.

     32. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     33. Arbitration. Any dispute arising pursuant to or in any way related to this Agreement or the transactions contemplated hereby shall be settled by arbitration, provided, however, that nothing in this Section shall restrict the right of either party to apply to a court of competent jurisdiction for emergency relief pending final determination of a claim by arbitration in accordance with this Section. All arbitration shall be conducted in New York, New York, in accordance with the rules and regulations of the American Arbitration Association then obtaining. The decision of the arbitrator shall be binding upon the parties and judgment in accordance with that decision may be entered in any court of competent jurisdiction.

     34. Enforceability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

     35. Amendment. This Agreement may be amended only by a writing signed by all of the parties.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.


LAIDLAW HOLDINGS, INC.                    FI-TEK V, INC.


By: /s/ Anastasio Carayannis              By: /s/ Frank L. Kramer
    -------------------------------           -----------------------------
    Anastasio Carayannis, President           Frank L. Kramer, President


By: /s/ Larry D. Horner                   WESTMINSTER SECURITIES
    -------------------------------       CORPORATION
    Larry D. Horner, Chairman
                                          By: /s/ John O'Shea
                                              -----------------------------
                                              John O' Shea, President

SHAREHOLDERS OF LAIDLAW HOLDINGS, INC.


Pacific USA Holdings Corp.*               Europ Continent Holding

By:  /s/ Larry D. Horner                  By:  /s/
     --------------------------                ------------------------
Its: Chairman


Anastasio Carayannis                      Aleutian Capital Corp.

By:  /s/ Anastasio Carayannis             By:  /s/
     --------------------------                ------------------------


Acquasco Navigations SA                   Societe d'Equipment Generale Int'l

By:  /s/                                  By:  /s/
     --------------------------                ------------------------


Troy Investment Corp.                     Daniel Bendelac

By:  /s/                                  By:  /s/ Daniel Bendelac
     --------------------------                ------------------------


SHAREHOLDERS OF WESTMINSTER SECURITIES CORPORATION


/s/ John P. O'Shea                        /s/ Daniel Luskind
-------------------------------           -----------------------------
John P. O'Shea                            Daniel Luskind


/s/ Henry Krauss
-------------------------------
Henry Krauss                              *PUSA Investment Company
                                          By: /s/ Larry D. Horner
                                             --------------------------
                                          Its: President

THE UNDERSIGNED SHAREHOLDERS OF FITEK, COLLECTIVELY OWNING MORE THAN 50% OF THE CURRENTLY OUTSTANDING SHARES OF FITEK, APPROVE OF THE FOREGOING AGREEMENT AND THE TRANSACTION THEREIN DESCRIBED, AND FOR THE LIMITED PURPOSE OF THEIR AGREEMENT TO SECTIONS 7(p) AND 11(p):


/s/ Frank L. Kramer                       /s/ Ronald J. Miller
-----------------------------             -----------------------------
Frank L. Kramer                           Ronald J. Miller


/s/ Maurice Laflamme
-----------------------------
Maurice Laflamme

                                  EXHIBIT LIST

Exhibit A-1 -- Names and Respective Share holdings in Laidlaw of the
               Individuals and Entities that are Laidlaw Shareholders as of February 28, 1999.

Exhibit A-2 -- Names and Anticipated Respective Share Holdings in Laidlaw
               of the Individuals and Entities That Currently Hold Convertible Debt, Options and Warrants to Acquire Shares of Laidlaw.

Exhibit  B --  Form of Investment Letter of Laidlaw Shareholders.

Exhibit  C --  Schedule of Exceptions to Covenants, Representations and
               Warranties of Laidlaw Holdings, Inc.

Exhibit  D -- Description of Liens, Mortgages, Charges and Encumbrances of
              Laidlaw Holdings, Inc.

Exhibit  E -- Consent of Board of Directors of Laidlaw Holdings, Inc.

Exhibit  F -- Consent of Directors of Fi-Tek V, Inc.

Exhibit  G -- Persons to be Appointed Directors and Officers of Fitek

Exhibit  H -- Laidlaw's Subsidiaries and Percentage Ownership Interests

Exhibit  I -- Description of Liens, Mortgages, Charges and Encumbrances of
              Fi-Tek V, Inc.

Exhibit  J -- Names and Respective Share holdings in Westminster of the
              Individuals and Entities that are Westminster Shareholders as of May 15, 1999.

Exhibit  K -- Not Used.

Exhibit  L -- Schedule of Exceptions to Covenants, Representations and
              Warranties of Westminster Securities Corporation

Exhibit  M -- Description of Liens, Mortgages, Charges and Encumbrances of
              Westminster Securities Corporation

Exhibit  N -- Consent of Board of Directors of Westminster Securities
               Corporation

Exhibit  O -- Common Sourcing Agreement

Exhibit  P -- Space Sharing Agreement

Exhibit  Q -- Federal Income Tax Allocation Agreement

                                   EXHIBIT A-1

              NAMES AND RESPECTIVE SHAREHOLDINGS IN LAIDLAW OF THE
          INDIVIDUALS AND ENTITIES THAT ARE LAIDLAW SHAREHOLDERS AS OF
                                  JUNE 5, 1999

COMMON STOCK, $.05 PAR VALUE

Name                                                                # Shares             %Ownership
----                                                            ----------------       --------------
PUSA Investment Company                                             6,827,989              68.03%
Europ Continents (formally Societe d'Equipement General S.A.)       1,384,344              13.79%
Anastasio Carayannis                                                  807,000               8.04%
Aleutian Capital Corp.                                                220,000               2.19%
Acquasco Navigation S.A                                               183,000               1.82%
Societe d'Equipment General International                             157,000               1.56%
Troy Investment Corp.                                                 136,000               1.36%
Roger Bendelac                                                        100,000               1.00%
Leta Trading                                                           90,000               0.90%
Calmuny Ltd.                                                           72,000               0.72%
Robert B. Fields                                                       22,000               0.22%
Caroline Trust                                                         14,670               0.15%
ONA International SA                                                   12,185               0.12%
Estate of Gottfied von Meyern Hohenberg                                 5,189               0.05%
Fouad Filali                                                            1,179               0.01%
David N. Bottoms, Jr                                                      805               0.01%
Walter H. Baur                                                            799               0.01%
Nelson Broms                                                              786               0.01%
Theodore London                                                           472               0.00%
Peter Kambourakis                                                         315               0.00%
Andrew J. Cahill                                                          192               0.00%
Robin Wittgenstein                                                         48               0.00%
Frank Whitmarsh                                                            36               0.00%
Michael F. Fahey, Jr                                                       24               0.00%
King Harris                                                                12               0.00%
                                                                   ----------           ---------
Total                                                              10,036,045             100.00%
                                                                   ==========           =========

PREFERRED STOCK C

Name                                                               # Shares
----                                                               ----------
Nelson Brooms                                                           2,500
                                                                   ==========

                                   EXHIBIT A-2

                 NAMES AND ANTICIPATED RESPECTIVE SHARE HOLDINGS
            IN LAIDLAW OF THE INDIVIDUALS AND ENTITIES THAT CURRENTLY
                   HOLD CONVERTIBLE DEBT, OPTIONS AND WARRANTS
                          TO ACQUIRE SHARES OF LAIDLAW

                               See Attached Lists

Laidlaw Holdings, Inc.
Total Options Granted as amended

Employee                                                        # Shares
--------                                                        --------

Bendelac, Roger                                                 250,000
Connor, Phillip                                                 250,000
Bhargava, Rakesh                                                190,000
Daniel Bendelac                                                 150,000
Potter, Michael                                                  75,000
(Potential) Dept. Head (i.e.) Asset Management                   75,000
Laidlaw Pacific employees                                        75,000
Westminster                                                      60,000
Renov, Kal                                                       50,000
H&R employees                                                    50,000
Other Inv. Banking                                               43,000
Sitzer, David                                                    35,000
Bradley, Barbara                                                 30,000
Other Global Inst. Sales                                         26,000
Dimitrios Ranios                                                 25,000
Stahler, Alan                                                    25,000
Support Personnel                                                25,000
Finders                                                          25,000
Marchese, Tony                                                   20,000
Morgenthau, Ward                                                 20,000
Delaplain, Sr., Robert                                           15,000
Krishma, Kama                                                    15,000
Bastos, Waldyr                                                   15,000
Faulstich, Karl                                                  12,000
Vinluan, Aurelio                                                 12,000
Jaecklin, Alexandrine                                            10,000
Kambour, Steve                                                   10,000
Mody, Sanjay                                                     10,000
Wilkes, Jeff                                                     10,000
Harrington, Carlos                                                5,000
Neyman, Ardadiy                                                   5,000
Da Silva, Ana                                                     4,000
Gecevice, Donna                                                   4,000
Tidwell, Carol                                                    4,000
                                                              ---------

                                                              1,630,000

Undesignated balance:                                           363,000

                                                              =========
Total:                                                        1,993,000

Laidlaw Holdings, Inc.
5-year 8% Convertible Subordinated Notes
Cusip # 507 997AD6
4.00

No.                   Name                         Date             Principal
---                   ----                         ----             ---------

1    John Tsourtis                               07/31/98            500,000
2    Nikoletta Panopoulos Lemos                  07/31/98            250,000
3    Gestilac SA as Fiduciary do Pictet & Cie    07/31/98            250,000
4    Contalexis Financial Services               07/31/98            100,000
S    Michael Dimitriadis                         07/31/98             35,000
6    Gestilac SA as Fiduciary do Pictet & Cie    08/31/98            100,000
7    RBCW, LIC                                   09/29/98             35,000
8    Walco & Cie                                 09/29/98             15,000
9    Robert Bergmann                             09/29/98             50,000
10   Elias Schizas                               10/06/98             50,000
11   Drossos I. Skyllas                          10/06/98            125,000
12   Lloyds Bank PLC Geneva as fiduciary
     c/o Brown Brothers Harriman & Co. NY        09/29/98            100,000
13   Union Bancaire Privee Geneva                09/30/98            100,000
14   UBS SA Zurich                               09/29/98            100,000
15   King Eagle Investment Ltd.                  11/16/98            250,000
16   M. Susan Wagner                             12/29/98             35,000
17   RBCW, LLC                                   12/29/98             65,000
18   Walco&Cie                                   12/30/98            100,000
19   CIBC (Suisse) SA                            12/30/98            100,000
20   UBS SA Zurich                               12/30/98            100,000
21   WPC Capital Ltd.                            01/29/99              6,000
22   Walco & Cie                                 01/29/99              8,000
23   Robert Bergman                              01/29/99             50,000
24   Alain &Janine Perget                        01/29/99             21,000
25   RBCW, LLC                                   01/29/99             15,000
26   Paul G. Ruddy                               03/15/99            100,000
27   Barry Portnoy                               03/25/99            100,000
28   Bruce Ramsey                                04/15/99            100,000
29   Charterwell Maritime                        04/22/99            563,700
30   Cheltenham Pension Fund                     04/22/99            276,750
31   John Tsurtis                                04/22/99             50,000
32   Astiram Trading Ltd                         04/22/99             50,000
33   Pictet Bank & Trust                         04/27/99            510,000
34   Panagiotis Mavros                           04/27/99             49,970
35   Brewster International Ltd                  04/27/99            100,000
36   Maria Ntoutsia                              04/27/99             49,970
37   Sogen N.V. (Gravier Gestion SA)             04/27/99            160,000
38   Van Moer Santerre & Co. NV                  05/10/99            500,000
39   Eurasian Invest Ltd.                        05/11/99             50,000
40   Spyridon Zavitsanos                         05/11/99             15,000
41   Luther Investments SA                       05/12/99            100,000
42   Theodore Kokkoris                           05/12/99             10.000
43   Vasilios Euaggelou                          05/13/99             62,900
44   Manolis Manolas                             05/13/99             20,475
45   loannis Anastasakos                         05/13/99             15,000
46   Stylianos Mixailidis                        05/13/99             26,800
47                                               05/18/99            100,000

48   Van Moer Santerre & Co. NV                  05/18/99            500,000

                                                                   ---------

                                                                   6,070,565
                                                                   =========

                                    EXHIBIT B

                FORM OF INVESTMENT LETTER OF LAIDLAW SHAREHOLDERS
                         AND OF WESTMINSTER SHAREHOLDERS

                           (TO BE PROVIDED AT CLOSING)

                                    Exhibit C

     Schedule of Exceptions To Covenants, Representations and Warranties of
                             Laidlaw Holdings, Inc.

1.   Fischer Brewery Case

     Laidlaw names as a third party defendant.
     Case Value - $0
     Laidlaw incurred $100,000 in legal fees.

2.   Keith Miller

     Action by a former broker for termination. The broker seeks re-instatement and unspecified damages. Laidlaw incurred $25,000 in litigation costs.

3.   Galacticomm Technologies, Inc. v. Laidlaw Global Securities, Inc., et al.

     Action by an issuer for breach of an underwriting agreement to purchase 200,000 shares and 200,000 warrants of the issuer. In the event of a breach of the underwriting agreement, Laidlaw's liability is limited to these shares and warrants plus an additional 10% of the shares and warrants. All defendants are relying upon a "market out" theory which allegedly justified the lead underwriters' decision to abort the IPO. While it is premature to determine whether this defense will prevail, Laidlaw should be successful in obtaining indemnification from the lead underwriting group. Laidlaw's liability is limited to the offering price value of 220,000 shares and warrants of the issuer.

4.   The Estate of Harold Slote v. Laidlaw Securities, Inc., et. al.

     Action by an individual investor against Laidlaw alleging that a registered representative employed by Laidlaw made unsuitable trades in his account. The claim also alleges failure to properly supervise, fraud, breach of fiduciary duty, and violations of NASD rules. Claimant seeks $92,000 in compensatory damages, as well as lost opportunity to properly invest $571,000 and attorneys' fees. This matter will not likely proceed to trial before the end of 1999. Laidlaw believes that it has a meritorious defense against these claims.

                                    EXHIBIT D

          DESCRIPTION OF LIENS, MORTGAGES, CHARGES AND ENCUMBRANCES OF
                             LAIDLAW HOLDINGS, INC.

LAIDLAW HOLDINGS INC.
INSURANCE POLICIES
AGENT - PACIFIC AGENCY, INC.

      1) SECURITIES DEALER BLANKET BOND
          RELIANCE INSURANCE COMPANY
          POLICY AMOUNT -- $2 MILLION
          PREMIUM ANNUAL                                       21,420

      2) WORKERS' COMPENSATION & EMPLOYERS LIABILITY
         THE FIDELITY AND DEPOSIT COMPANIES
         PREMIUM ANNUAL                                        37,611

      3) COMMERCIAL PACKAGE AND UMBRELLA COVERAGE
         THE FIDELITY AND DEPOSIT COMPANIES
         PREMIUM ANNUAL                                         9,533

      4) DIRECTORS AND OFFICERS
         RELIANCE INSURANCE COMPANY -- THROUGH PUSA
         PREMIUM ANNUAL                                        57,000

      5) DISCRIMINATION
         JARRETT INSURANCE BROKERS -- THROUGH PUSA
         PREMIUM ANNUAL                                         5,716

      6) KEY MAN LIFE INSURANCE-- LARRY HORNER
         AIG LIFE INSURANCE COMPANY-- THROUGH PUSA
         PREMIUM ANNUAL                                        26,556

LAIDLAW HOLDINGS INC.
COMPUTER EQUIPMENTS LEASES
AS OF 03/31/99

LEASEVEST CAPITAL CORP.

                             FROM            TO           MONTHLY       TOTAL
                             ----            --           -------       -----
COMPUTERS #11               10/01/98      08/31/01          975.00     35,100.00
COMPUTERS #12               01/01/99      12/31/01        2,712.00     97,632.00
COMPUTERS #13               03/01/99      02/28/02        2,033.11     73,191.96
                                                        ------------------------
                                                          5,720.11    205,923.96
                                                        ========================

LAIDLAW HOLDINGS INC.
OFFICE LEASES COMMITMENTS
AS OF DECEMBER 31, 1998

PRUDENTIAL INSURANCE COMPANY OF AMERICA - 100 PARK AVENUE, NY, NY 10017
1) 28TH & 29TH FLOORS

   01/01/99 - 06/30/99   6 MOS. @     46,056 (552,672/12)   276,336.00
   07/01/99 - 12/31/99   6 MOS. @     50,904                305,424.00
   2000 - 2003           4 YRS  @    610,848              2,443,392.00
   01/01/04 - 06/30/04   6 MOS. @     50,904                305,424.00
   07/01/04 - 12131/04   6 MOS. @     55,752                334,512.00
   2005 - 2009           5 YRS  @    669,024              3,345,120.00
   01/01/10 - 06/30/10   6 MOS. @     55,752                334,512.00
                                                                         7,344,720.00
                                                                         ------------
2) 27TH FLOOR
   1999                  1 YR   @ 147,098.00                147,098.00
   01/01/00 - 06/30/00   6 MOS. @  12,258.17                 73,549.02
   07/01/00 - 12/31/00   6 MOS. @  12,903.33                 77,419.98
   2001 - 2004           4 YRS  @   154,840.                619,360.00
   01/01/05 - 06/30/05   6 MOS. @  12,903.33                 77,419.98
                                                                           994,846.98
                                                                         ------------
3) 25TH FLOOR
   1999                  1 YR   @ 273,752                   273,752.00
   01/01/00 - 06/30/00   6 MOS. @  22,812.67                136,876.02
   07/01/00 - 12/31/00   6 MOS. @  24,013.33                144,079.98
   2001  - 2004          4 YRS  @ 288,160                 1,152,640.00
   01/01/05 - 06/30/05   6 MOS. @  24,013.33                144,079.98
                                                                         1,851,427.98
                                                                         ------------

SUBLEASE 27TH FLOOR 100 PARK AVENUE NY
ERICSSON, INC.-- 2 YEARS UNTIL 12/31/00 @ $14,193.67 MONTHLY              (340,648.08)

INTEROFFICE -- 1221 BRICKELL-. AVENUE MIAMI FL 33131
    SUITE 906/907 1 YEAR ENDING 12/31/99 @ $2,870 A MONTH                   34,440.00

PARIS OFFICE -- 27 RUE DE LA BIENFAISANCE
    FF23,719.60/QUARTER                                                     15,180.54
                                                                        -------------

    TOTAL                                                                9,899,967.42
                                                                        =============

LAIDLAW HOLDINGS INC. & SUBSIDIARIES
NOTES PAYABLE SCHEDULE
AS OF APRIL 10, 1999

                                                                     PRINCIPAL
                                                                     ---------

PACIFIC USA HOLDING @ 8% DUE 01/20/00                               500,000.00

LARRY HORNER @ 10% ON DEMAND                                        250,000.00

SEG INTERNATIONAL S A. 10%                                          250,000.00

DERECK PEASE @ (PRIME) DUE MONTHLY @ $50,000
BEGINNING 04/01/99                                                  250,000.00

MATTHEW MUDHERN SETTLEMENT DUE MONTHLY FOR
18 MONTHS BEGINNING 03/01/99 @ $4,166.67                             66,666.66

SENIOR SECURED EURO-NOTE @ 12% DUE 2002                           2,305,000.00**

CONVERTIBLE SUBORDINATED NOTES @ 8% DUE 2003                      2,760,000.00*
                                                                  ------------

TOTAL                                                             6,381,666.66

H & R NOTEHOLDERS @ 15% DUE 12/99                                   500,000.00

H & R NOTEHOLDERS @ 15% DUE 12/00                                   500,000.00

TOTAL                                                             7,381,666.66
                                                                  ============

* It is anticipated that this may be $7 million or more and although there can be no assurance, it is expected that most will convert into common stock.

** We anticipate offering shares in exchange for this debt sometime after closing.

LAIDLAW HOLDINGS INC.
CONTRACTUAL COMMITMENTS

1)  INSTINET  - 3 USERS
2)  BLOOMBERG LP.  - 6 TERMINALS
3)  TORONTO STOCK EXCHANGE  - REAL TIME MARKET DATA
4)  BRIDGE INFO SYSTEM (ADP POWER PARTNER)
5)  NASDAQ
6)  AMERICAN STOCK EXCHANGE
7)  DOW JONES & CO.
8)  MMS INTERNATIONAL $1,607.53 QTRLY
9)  NEW YORK STOCK EXCHANGE
10) REUTERS AMERICA INC. $2,002.63 A MONTH
11) COMMSCAN $1,077.09 A MONTH
12) BELLATLANTIC
13) BELL SOUTH
14) FAXSAVE
15) MCI WORLDCOM
16) SPRINT
17) TAPNET - T1 LINE @ $1,254 A MONTH
18) PITNEY BOWES - COPYING MACHINE LEASE & POSTAGE METER
19) OPTION PRICE REPC)RTING
20) UNILINK NETWORK INC.
21) PERSHING, A DIVISION OF DLJ - CLEARING BROKER
22) GRANT THORNTON ..LP - INDEPENDENT ACCOUNTANT
23) ADP PAYROLL SERVICE
24) BUSINESS MICRO SOLUTIONS - PLATINUM GENERAL LEDGER MAINTENANCE

                         Laidlaw Global Securities, Inc.
                          (A Wholly-owned Subsidiary of
                             Laidlaw Holdings, Inc.)

                    NOTES TO FINANCIAL STATEMENTS (continued)

                                December 31, 1998

NOTE G - NET CAPITAL REQUIREMENTS

     The Company is subject to the Securities and Exchange Commission Uniform Net Capital Rule (SEC Rule 15c3-1), which requires the maintenance of minimum net capital and requires that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed 15 to 1. At December 31, 1998, the Company had net capital of $505,364, which exceeded its required net capital of $100,000 by $405,364. The Company's net capital ratio was
     2.75 to 1, which is in compliance with SEC Rule 15c3-l.

NOTE H - TRANSACTIONS WITH RELATED PARTIES

     The Company pays certain operating expenses on behalf of the Parent in its ordinary course of business, for which the Parent reimburses the Company. At December 31, 1998, the Company had an amount due to the Parent of $34,976, which resulted from a net overpayment by the Parent of the advances made by the Company.

     The Company has an agreement with Howe & Rusling Inc. ("H&R"), a majority-owned subsidiary of the Parent, whereby it provides H&R with management services. For these services, the Company receives from H&R a fee equal to 50% of H&R's adjusted annual net income with actual payments not to exceed $200,000 per year. Any amounts earned in excess of $200,000 are accrued by the Company and paid by H&R in future years when the required payments are less than $200,000. For the period ended December 31, 1998, the Company has recorded $200,000 for fees earned.

NOTE I- TAX DEFERRED SAVINGS PLAN - 401 (K)

     The Company maintains a deferred compensation plait which covers substantially all employees who are employed by the Company and its affiliates who have attained the age of 21. The Company has appointed individual trustees under the Plan and the assets are held with an outside agent. All investments are stated at fair value. Additionally, the employer reserves the right to terminate the Plan, in whole or in part, at any time.

                          (A Wholly-owned Subsidiary of
                             Laidlaw Holdings, inc.)

                    NOTES TO FINANCIAL STATEMENTS (continued)

                                December 3l, 1998

NOTE I (continued)

     The Plan allows each participant to contribute 15% of the participant's annual compensation to the Plan. Employee contributions are vested immediately. Furthermore, discretionary employer matching contributions are made to the Plan. The Company has declared an employer matching contribution for the 1998 Plan year in an amount equal to 25% of each participant's salary deferrals to the extent such participant's contribution does not exceed 4% of compensation. Vesting in the Company match occurs ratably over a period of four years. During 1998, the Company contributed approximately $34,000 to the Plan.

NOTE J - COMMITMENTS AND CONTINGENCIES

     The Company has bet n named as defendant in several lawsuits and arbitration proceedings that allege violations of Federal and state securities laws and claim substantial damages. Management of the Company, after consultation with outside legal counsel, believes that the resolution of these various proceedings will not result in any material adverse effects on the Company's financial position.

     $2,305 worth of Euro-Notes are securitized prorate as per the following:

Security underlying
the Notes; Ranking:        The Notes will be secured by the outstanding
                           shares of the capital stock of the Company's subsidiary, HRAC, which owns 100% of the outstanding common stock of Howe & Rusling, with 20% subject to H&R employee options. The Notes will rank senior to all present and future indebtedness of the Company and its subsidiaries, except that the Notes will be pari passu to rights of payment under and to the security interest in the HRAC stock underlying that certain loan payable by the Company to PUSA (the "PUSA Loan") to the extent any balance remains outstanding after the Offering

                                    EXHIBIT E

                             LAIDLAW HOLDINGS, INC.
                                   RESOLUTION

     We, as Directors of Laidlaw Holdings, Inc. (the "Company"), pursuant to Sections 141 of the Delaware General Corporation Law, hereby unanimously consent in writing to the following resolutions:

     WHEREAS, the Company entered into a letter of intent dated March 10, 1999, and fully executed on March 11, 1999, with Fi-Tek V, Inc., a Delaware corporation ("Fitek"), whereby the Company intends to issue ___________________ shares of its capital stock in exchange for a specified number of shares of Fitek's common stock to be issued to certain shareholders of the Company; and

     WHEREAS, the Company has prepared a formal agreement consistent with the terms of the letter of intent, which agreement is entitled "Plan and Agreement of Reorganization," a copy of which is attached hereto as Exhibit A; and

     WHEREAS, it is in the Company's best interests to approve the terms and the execution of the Plan and Agreement of Reorganization on behalf of the Company; and be it then

     RESOLVED, that the terms and conditions of the exchange as set forth in the Plan and Agreement of Reorganization be, and the same hereby are, ratified and confirmed; and be it

     FURTHER RESOLVED, that any officer of this Company is authorized to take whatever steps and execute whatever documents are necessary to carry out the aforementioned resolutions; and be it

     FURTHER RESOLVED, that this resolution may be signed in as many counter parts as necessary and each counter part will be accepted as if all parties had signed.

     IN WITNESS WHEREOF, the undersigned have executed this written consent, which shall be effective as of April ___, 1999.


--------------------------             --------------------------
Larry D. Horner                        Anastasio Carayannis


--------------------------             --------------------------
Jean-Marc Beaujolin                    Bill C. Bradley


--------------------------
Robert K. F. Ma

                                    EXHIBIT F

                     CONSENT OF DIRECTORS OF FI-TEK V, INC.

     A special meeting of the Board of Directors of FI-TEK V, INC. (the "Corporation"), a Delaware corporation, was held by consent and without an actual meeting. The undersigned, being all of the Directors, do hereby waive notice of the time, place and purpose of this meeting of the Board of Directors of the Corporation and, in lieu thereof, hereby agree and consent to the adoption of the following corporate actions

     WHEREAS, the Corporation entered into a letter of intent dated March 10, 1999, and fully executed on March 11, 1999, with Laidlaw Holdings, Inc., a Delaware corporation ("Laidlaw"), whereby the Corporation intends to purchase all of the issued and outstanding capital stock of Laidlaw in exchange for a specified number of shares of the Corporation's common stock,

     WHEREAS, the Corporation has prepared a formal agreement consistent with the terms of the letter of intent, which agreement is entitled "Plan and Agreement of Reorganization," a copy of which is attached hereto as Exhibit A,

     WHEREAS, it is in the Corporation's best interests to approve the terms and the execution of the Plan and Agreement of Reorganization on behalf of the Corporation,

     NOW, THEREFORE, BE IT RESOLVED that the terms and conditions of the exchange as set forth in the Plan and Agreement of Reorganization be, and the same hereby are, ratified and confirmed, and the President of the Corporation is authorized to execute the same on behalf of the Corporation

GENERAL AUTHORIZATION

     BE IT RESOLVED that the President and the Secretary of the Corporation be, and they hereby are, authorized, directed and empowered to prepare or cause to be prepared, execute and deliver all such documents and instruments and to undertake all such actions as they deem necessary or advisable in order to carry out and perform any or all of the matters contemplated by the Plan and Agreement of Reorganization and as authorized in the foregoing resolution

     IN WITNESS WHEREOF, the undersigned have executed this written consent, which shall be effective as of April ___, 1999.


                                          ------------------------------
                                          Frank L. Kramer


                                          ------------------------------
                                          Ronald J. Miller

                                    EXHIBIT G

             PERSONS TO BE APPOINTED DIRECTORS AND OFFICERS OF FITEK


                                   DIRECTORS:

                                 Larry D. Horner

                                  Bill Bradley

                                    Robert Ma

                               Jean-Marc Beaujolin

                              Anastasio Carayannis

                                 Roger Bendelac

                                 Daniel Bendelac

                                   John O'Shea


                                    OFFICERS:

                                Larry D. Horner,
                      Chairman and Chief Executive Officer


                              Anastasio Carayannis,
                      President and Chief Operating Officer

                                    EXHIBIT H

            LAIDLAW'S SUBSIDIARIES AND PERCENTAGE OWNERSHIP INTERESTS
                                   INTERESTS

                   Laidlaw Global Securities, Inc.       100%
                   H&R Acquisition Corp.                  81%

                                    EXHIBIT I

                        DESCRIPTION OF LIENS, MORTGAGES,
                        CHARGES AND ENCUMBRANCES OF FITEK

                                    EXHIBIT J

              NAMES AND RESPECTIVE SHARE HOLDINGS IN WESTMINSTER OF THE INDIVIDUALS THAT ARE WESTMINSTER SHAREHOLDERS AS
                                OF MAY 15, 1999

      CLASS A COMMON STOCK, $1.00 PAR VALUE                    # OF
      -------------------------------------                    ----
       NAME                                                   SHARES
       ----                                                   ------

       John P. O'Shea                                          120
       Henry Krauss                                            120
       Daniel Luskind                                          120
       MLIC Holdings, Inc.                                      1

                                    EXHIBIT K
                              Intentionally Omitted

                                    EXHIBIT L

                      SCHEDULE OF EXCEPTIONS TO COVENANTS,
                 REPRESENTATIONS AND WARRANTIES OF WESTMINSTER
                             SECURITIES CORPORATION

                                    EXHIBIT M

                  DESCRIPTION OF LIENS, MORTGAGES, CHARGES AND
                     ENCUMBRANCES OF WESTMINSTER SECURITIES
                                  CORPORATION

                                    EXHIBIT N

                 CONSENT OF DIRECTORS OF WESTMINSTER SECURITIES
                                  CORPORATION

A special meeting of the Board of Directors of WESTMINSTER SECURITIES CORPORATION (the "Corporation"), a New York corporation, was held by consent and without an actual meeting. The undersigned, being all of the Directors, do hereby waive notice of the time, place and purpose of this meeting of the Board of Directors of the Corporation and, in lieu thereof, hereby agree and consent to the adoption of the following corporate actions

     WHEREAS, the Corporation has prepared a formal reorganization agreement consistent with the terms of the letter of intent, which agreement is entitled "Amended and Restated Plan and Agreement of Reorganization," a copy of which is attached hereto as Exhibit A,

     WHEREAS, it is in the Corporation's best interests to approve the terms and the execution of the Plan and Agreement of Reorganization on behalf of the Corporation,

     NOW, THEREFORE, BE IT RESOLVED that the terms and conditions of the exchange as set forth in the Amended and Restated Plan and Agreement of Reorganization be, and the same hereby are, ratified and confirmed, and the President of the Corporation is authorized to execute the same on behalf of the Corporation

GENERAL AUTHORIZATION

     BE IT RESOLVED that the President and the Secretary of the Corporation be, and they hereby are, authorized, directed and empowered to prepare or cause to be prepared, execute and deliver all such documents and instruments and to undertake all such actions as they deem necessary or advisable in order to carry out and perform any or all of the matters contemplated by the Amended and Restated Plan and Agreement of Reorganization and as authorized in the foregoing resolution

     IN WITNESS WHEREOF, the undersigned have executed this written consent, which shall be effective as of May ___, 1999.


                                                     -------------------------
                                                     John O'Shea


                                                     -------------------------
                                                     Dan Luskind


                                                     -------------------------
                                                     Henry Krauss

                                    EXHIBIT O

                        FORM OF COMMON SOURCING AGREEMENT

                            COMMON SOURCING AGREEMENT

     This Agreement (the "Agreement") is entered into on this __________ day of May, 1999 by and among LAIDLAW HOLDINGS, INC., a Delaware corporation ("Laidlaw"), FI-TEK V INC., a Delaware corporation ("Fitek") and WESTMINSTER SECURITIES CORPORATION, a New York corporation ("Westminster").

                                  INTRODUCTION

     Substantially simultaneously herewith, the parties hereto have consummated an Amended and Restated Plan and Agreement of Reorganization pursuant to which each of Laidlaw and Westminster has become a subsidiary of Fitek. For the foreseeable future, Laidlaw and Westminster will be conducting their businesses out of common premises. The parties hereto recognize that economies are obtainable through cooperation in selecting vendors of goods and services. To that end, the parties are entering into this Agreement.

                                    AGREEMENT

     1. Joint Third-Parting Sourcing. On and after the date hereof, the parties hereto agree that, to the extent practical, each party will utilize the same third party vendor for goods and services, including but not limited to, office supplies, clearing and settlement, custody, information technology and the like.

     2. Common Group Sourcing. Parties shall further endeavor, to the extent practical, to utilize each other's expertise and to cooperate in business with one another to maximize their combined profits. However, no party shall be required to purchase goods and services from any other party at rates or prices in excess of those available from independent third party providers.

     3. Sourcing Manager. In order to expedite the foregoing objectives and agreements, the parties hereto will annually appoint a sourcing manager (who need not be an officer or director of any of the parties) who shall coordinate the purchasing activities of all of the parties and shall allocate the costs of any jointly sourced goods and services among the parties hereto according to actual usage. The sourcing manager will be selected by the unanimous vote of the parties hereto.

     4.   Counterparts.   This   Agreement  may  be  executed  in  two  or  more
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     5. Amendment. This Agreement may not be amended, except by an Agreement signed by all of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Common Sourcing Agreement by authorized officers thereof as of the date first above written.

                          FI-TEK V INC.


                          By:
                             -------------------------------
                          LAIDLAW HOLDINGS, INC.


                          By:
                             -------------------------------

                          WESTMINSTER SECURITIES CORPORATION


                          By:
                             -------------------------------

                                    EXHIBIT P

                           FORM OF OCCUPANCY AGREEMENT

                OCCUPANCY AGREEMENT FOR A PORTION OF THE 28 FLOOR
                                       AT
                       100 PARK AVENUE, NEW YORK, NEW YORK

     This Agreement ("Agreement") entered into on this __________ day of June, 1999 between LAIDLAW HOLDINGS, INC., a Delaware corporation ("Laidlaw") and WESTMINSTER SECURITIES CORPORATION ("Westminster"), a New York corporation.

                                  INTRODUCTION

     Laidlaw and  Westminster  are parties,  together  with a third party,  to a certain Amended and Restated Plan and Agreement of Reorganization (the "Reorganization Agreement") dated May __, 1999. The Reorganization Agreement contemplates Laidlaw and Westminster being sister corporations with a common parent corporation. To reduce their respective space occupancy costs, Laidlaw and Westminster have decided to enter into this Space Sharing Agreement on the terms and conditions listed below.

                                    AGREEMENT

     1. Licensed Area. The Licensed Area (the "Licensed Area") consists of approximately 2,500 square feet at Laidlaw's current offices at 100 Park Avenue on the 28th Floor and actually shown on the attached Exhibit A by hatchmarks (the "Premises"). The parties acknowledge that upon the date hereof, the Premises contain several offices not currently needed by Westminster. Such offices may be used for Laidlaw purposes, consistent with the rules of the New York Stock Exchange, and Westminster shall only pay for the square footage actually occupied by it. Westminster will have access and the right to utilize all common facilities at the Premises, including conference rooms, library, kitchen, reception and office equipment, PBX, fax, mail room, etc. If Westminster utilizes Laidlaw's telephone service, it shall, on a monthly basis, reimburse Laidlaw for telephone expenses on a pro rata basis.

     2. Term. The Term ("Term") of this License will commence on the date of occupancy, which shall be as soon as practical following the closing of the Reorganization Agreement, but no later than July 1, 1999, and may be terminated by Laidlaw upon 9 months prior written notice to Westminster or by Westminster upon 4 months prior written notice to Laidlaw if it determines that suitable space is available at a cost lower per square foot than that provided for in this Agreement.

     3. License Fee. Westminster will pay to Laidlaw, on a monthly basis, for its use and occupancy of the Licensed Area and the use by Westminster, during the Term, of Laidlaw's above mentioned accoutrements at the Premises, a sum per square foot of the Premises equal to Laidlaw's fully allocated average cost for the 25th and 28th floors at the premises, which is currently approximately $36.00 per square foot. The License Fee, for any month which is less than a full calendar month, shall be pro rated on a per diem basis.

     4. Furniture. Westminster will be permitted, at no additional charge, to use such furniture and furnishings as may be located in the Licensed Area upon the date it takes occupancy.

     5. Repairs and Maintenance. Laidlaw will arrange to maintain in good order and clean and repair the Licensed Area, including the furniture and furnishings located therein to the extent such services are otherwise provided or made available by the landlord under Laidlaw's lease for the Premises (the "Landlord") and cause all necessary repairs to be made as and when needed to preserve Licensed Area in good condition. Notwithstanding the foregoing, all damage or injury to the Licensed Area or any part of the premises or to any furniture or fixtures, whether requiring structural or nonstructural repairs, which are caused by or result from the misuse or negligent conduct or omission by Westminster, will be repaired at Westminster's sole cost and expense to Laidlaw's reasonable satisfaction. Laidlaw shall arrange to have the Premises partitioned from the offices of Laidlaw in accordance with the applicable rules of the New York Stock Exchange. Such partitioning, and any internal demolition and partitioning requested by Westminster shall be an operating expense of Westminster.

     6. Use. Westminster shall occupy the Licensed Area solely for the conduct of its various securities businesses.

     7. Utilities. Heat, ventilating and air conditioning (HVAC), hot water and electricity shall be supplied to the Licensed Area without charge after the date of first occupancy, to the extent that such utilities are provided by the Landlord in consideration of the payment by Laidlaw of rent, additional rent or fixed (not variable) charges for such services. Westminster shall be separately responsible for any variable charges set by the Landlord with respect to the
Premises only, such as for discrete chillers serving only the Premises. Westminster shall at all times comply with the rules and regulations applicable to the service, equipment, wiring and requirements promulgated by the landlord of the premises (the "Landlord") and by the utility company supplying electricity to their premises or the Building.

     8. Reimbursement for Services. Laidlaw will bill Westminster, at cost, monthly, and Westminster will remit payment therefore `within ten days following such invoice date, for all the services furnished to Westminster by Laidlaw in connection with xeroxing charges, word processing, postage, messengers and computerized research conducted on Westminster's computers. Laidlaw will, if feasible, cause Westminster to be added as an additional named insured on its policy of comprehensive general public liability and property damage insurance. Westminster will indemnify and hold Laidlaw harmless against

     (i) all  claims of  whatever  nature  against  or  arising  from any act or
omission   or   negligence   by   Westminster,   its   employees,   contractors,
subcontractors, licensees, agents, invitees and visitors; and

     (ii) all claims against Laidlaw arising from any accident, injury or damage to property or persons occurring in or about the Licensed Area, unless caused by Laidlaw's active or passive negligence or its intentional wrongdoing.

     9. Assignments/Occupancy. Westminster will not assign its right or delegate its duties under this License or permit the Licensed Area or a part thereof to be occupied or used by any other person or entity.

     10. License and not Lease. This Agreement is not to be construed as in any way granting Westminster or any leasehold other real property interest in the Licensed Area, it being intended that this Agreement merely grants to Westminster a license to enter part of the Licensed Area during the Term in accordance with the terms and conditions hereof

     11. End of Term. Upon the termination of the Term, Westminster will quit and surrender to Laidlaw the Licensed Area, vacant, broom-clean and in good order and condition, ordinary wear and tear excepted, and remove all of its property therefrom.

     12. Bills and Notices. Any bill, statement or notice of communication which either party may desire or be required to give to the other hereunder shall be deemed officially given or rendered if, in writing, delivered personally or sent by registered or certified mail addressed to the other at the address 100 Park Avenue, New York, New York or such other address as either may designate by written notice. Each such notice or communication shall be deemed to be of the limit of time as the same received here rejected.

     13. Rules and Regulations. Westminster will comply with the rules and regulations of the Building existing from time to time.

     14. Directory Listing. Laidlaw
will endeavor to obtain the Landlord's approval to the listing of Wesminster in the Building directory.

     IN WITNESS WHEREOF, the parties have duly executed this Occupancy Agreement as of the date first above written.

              LAIDLAW HOLDINGS, INC.


                          By:
                             -------------------------------

                          WESTMINSTER SECURITIES CORPORATION


                          By:
                             -------------------------------

                                    EXHIBIT 0

                 FORM OF FEDERAL INCOME TAX ALLOCATION AGREEMENT

                     FEDERAL INCOME TAX ALLOCATION AGREEMENT

     Federal  Income  Tax  Allocation  Agreement  ("Agreement")  made as of this
_______  day  of_____________,  1999,  among  FI-TEK V INC.  ("Parent")  and its subsidiaries, LAIDLAW HOLDINGS, INC. ("Laidlaw") and WESTMINSTER SECURITIES CORPORATION ("Westminster") (individually the "Subsidiary; together the "Subsidiaries"). Parent and Subsidiaries are sometimes hereinafter referred to severally as the "Member Company" and collectively as the "Affiliated Group".

     WITNESSETH:

     WHEREAS, Parent owns more than 80% of the issued and outstanding stock of each of the Subsidiaries; and

     WHEREAS, the Member Companies are an affiliated group within the meaning of
Section 1504(a) of the Internal Revenue Code of 1986 (the "Code") and, therefore, are eligible to file a consolidated income tax return for Federal income tax purposes; and

     WHEREAS, the Affiliated Group intends to file consolidated federal income tax returns until they unanimously determine otherwise; and

     WHEREAS, Laidlaw has an existing net operating loss carried forward of approximately $16 million, which is to be made to be available to the Affiliated Group, all without cost to any Member Company, and all in accordance with Treasury Regulation 1.1552-1(a)(1).

     WHEREAS, the Affiliated Group desires to establish a method for allocating the consolidated tax liability, if any, of the Group among the Member Companies in an agreed fashion and consistent with the regulations (the "Regulations") promulgated under the Code.

     NOW THEREFORE, in consideration of their mutual covenants herein, the parties hereby agree as follows:

     1. Consolidated Return Election. At all times hereafter, unless they unanimously agree otherwise, all Member Companies will join in the filing of a consolidated Federal Income Tax Return for the Affiliated Group for each taxable period for which the Affiliated Group is required or permitted to file such a return, and to the extent permitted by any relevant state or municipal income tax law, such state and local income tax returns as well. Each Member Company agrees to file such consents, elections and other documents and take such other action as may be necessary or appropriate to carry out the purpose of this
Section 1. Any period for which a Subsidiary is included in a consolidated Federal Income Tax Return filed by the Affiliated Group is referred to in the agreement as a "Consolidated Return Year".

     2. Allocation of Tax Liability and Member Company Liability to Parent for Consolidated Return Year. Pursuant to Treasury Regulation l.1552-1(a)(1), and in the manner set forth therein, the federal income tax liability, if any, of the Affiliated Group shall be apportioned among the Member Companies in accordance with the ratio which that portion of consolidated taxable income attributable to each Member Company having taxable income bears to the consolidated taxable income. In making such calculations and causing such allocation, the following principles shall be observed:

     (i) All payroll withholding, corporate franchise and other non-income related taxes of each Member Company shall be considered operating expenses of such entity;

     (ii) The operating loss carried forward of Laidlaw in the amount of approximately $16 million will, until exhausted, and without cost or charge, be available to the Member Companies to the extent permitted by law; and

     (iii) Within a reasonable period after the end of each tax period of the Parent in respect of which there shall a federal income tax payable, there shall be calculated and paid by each Subsidiary to the Parent that portion of the federal taxes due from the Affiliated Group which is attributable to the taxable income of the Subsidiary. Prior to the end of any Affiliated Group consolidated return year, each Subsidiary shall advance to Parent (within a reasonable period after request by Parent) amounts necessary to reimburse Parent for that portion of any estimated federal income tax payments attributable to the inclusion of such Subsidiary in the Group. Any amounts so paid in any year shall operate to reduce the amount payable to Parent following the end of such year pursuant to this Section 2, and any balance resulting from such reduction shall promptly be refunded by Parent to such Subsidiary. For the purposes hereof, all payments of estimated tax which would be due from any Subsidiary on a separate return basis shall be based on annualized taxable income of such Subsidiary from the beginning of the year to the end of the period covered by such estimated tax payment.

     (iv) State and local income tax liability will be similarly apportioned and paid in accordance with the regulations of such jurisdiction to the extent permitted, and to the extent not permitted, each Member Company shall pay its own state and local income taxes as an individual expense as set forth in
Section 2(i) above.

     3. Payments Due. All payments between and among Member Companies of the Affiliated Group under this Agreement shall be made on or before the due date for filing of the estimated or annual consolidated federal corporate income tax return.

     4. Tax Adjustments. In the event of any adjustments to the tax returns of the Affiliated Group as filed (by reason of an amended return, claim for refund, or an audit by the Internal Revenue Service or any applicable state or local tax authority), the liabilities of the Member Companies, including Parent, under Sections 2 and 3 shall be redetermined to give effect to any such adjustment as if it has been made as part of the original computation of tax liability, and adjusting payments among the Affiliated Group will be made within 120 days after any such payments are made or refunds are received, or, in the case of contested proceedings, within 120 days after a final determination of the contest. To the extent that interest and/or penalties are imposed by the Internal Revenue Service or any applicable state or local tax authority or interest is included in any refund, any adjusting payment among the Affiliated Group shall reflect the same in an equitable manner.

     5. Intent or Interpretation. The intent of this Agreement is that each Subsidiary shall make Parent whole, but not more than whole, by reimbursing Parent only to the extent of Parent's actual Federal tax expenditure incurred by reason of inclusion of the Subsidiary in the Affiliated Group. The determination of the regularly employed independent certified accountants for the Affiliated Group as to this calculation and all others required by this Agreement will be binding and conclusive on all parties to this Agreement.

     6. Termination. This Agreement shall terminate if:

     (i) The parties agree in writing to such termination or

     (ii) A Member Company's membership in the Affiliated Group ceases or is terminated for any reason whatsoever, in which case the Agreement shall terminate as to such Member Company only.

     Notwithstanding the termination of this Agreement, its provisions will remain in effect with respect to any period of time during the tax year in which termination occurs, for which the income of the terminating party must be included in the consolidated return.

     7. Successors. This Agreement shall be binding on and inure to the benefit successors to all the parties hereto (including without limit any successor of any Member Company succeeding to the tax attributes of such Member Companies under Section 381 of the Code), the same extent as if such successor had been an original party to the Agreement.

     8. Applicable Law. Tax calculations shall be made pursuant to the Internal Revenue Code and the Regulations. In all other respects this Agreement shall be construed in accordance with the internal laws, without regard to conflict of laws provisions, of the State of Delaware.

     9. Modification. This Agreement may be modified or amended only by a written document signed by all parties hereto.

     10. No Representation. It is expressly understood and agreed by the parties hereto that Laidlaw makes no representation or warranty as to the position of the Internal Revenue Service or any state or local taxation agency regarding the availability of all or any part of Laidlaw's net operating loss carryforward or whether the same may be used in whole or in part by Member Companies.

     IN WITNESS WHEREOF, the parties hereto have executed this Federal Income Tax Allocation Agreement by authorized officers thereof as of the date first above written.

                          FI-TEK V INC.


                          By:
                             -------------------------------

                          LAIDLAW HOLDINGS, INC.


                          By:
                             -------------------------------

                          WESTMINSTER SECURITIES CORPORATION


                          By:
                             -------------------------------